Exhibit 1.3

For Ministry Use Only
À l'usage exclusif du ministère

Ontario Corporation Number
Numéro de la société en Ontario

1937553

Ministry of Government Services / Ministère des Services gouvernementaux
Ontario

CERTIFICATE
This is to certify that these articles are effective on

CERTIFICAT
Ceci certifie que les présents statuts entrent en vigueur le

JUNE 04 JUIN, 2015

Director / Directeur
Business Corporations Act / Loi sur les sociétés par actions

Form 4
*Business Corporations Act*

Formule 4
*Loi sur les sociétés par actions*

## ARTICLES OF AMALGAMATION
## STATUTS DE FUSION

1. The name of the amalgamated corporation is: (Set out in BLOCK CAPITAL LETTERS)
Dénomination sociale de la société issue de la fusion: (Écrire en LETTRES MAJUSCULES SEULEMENT) :

PROFOUND MEDICAL INC.

2. The address of the registered office is:
Adresse du siège social :

3080 Yonge Street, Suite 4040

Street & Number or R.R. Number & if Multi-Office Building give Room No. /
Rue et numéro ou numéro de la R.R. et, s'il s'agit d'un édifice à bureaux, numéro du bureau

Toronto ONTARIO M4N 3N1

Name of Municipality or Post Office /
Nom de la municipalité ou du bureau de poste

Postal Code/Code postal

3. Number of directors is:
Nombre d'administrateurs :

Fixed number / Nombre fixe:

OR minimum and maximum / OU minimum et maximum: 1 10

4. The director(s) is/are: / Administrateur(s) :

| First name, middle names and surname<br>Prénom, autres prénoms et nom de famille | Address for service, giving Street & No. or R.R. No., Municipality, Province, Country and Postal Code<br>Domicile élu, y compris la rue et le numéro ou le numéro de la R.R., le nom de la municipalité, la province, le pays et le code postal | Resident Canadian State 'Yes' or 'No'<br>Résident canadien Oui/Non |
|---|---|---|
| Steven Plymale | 1 Ripley Avenue, Unit 509<br>Toronto, Ontario M6S 4Z6 | Yes |

07121 (201105)
© Queen's Printer for Ontario, 2011 / © Imprimeur de la Reine pour l'Ontario, 2011
Page 1 of/de 6

5. Method of amalgamation, check A or B
Méthode choisie pour la fusion – Cocher A ou B :

A - **Amalgamation Agreement / Convention de fusion :**

☒ The amalgamation agreement has been duly adopted by the shareholders of each of the amalgamating corporations as required by subsection 176 (4) of the *Business Corporations Act* on the date set out below.

Les actionnaires de chaque société qui fusionnne ont dûment adopté la convention de fusion conformément au paragraphe 176(4) de la *Loi sur les sociétés par actions* à la date mentionnée ci-dessous.

**or**
**ou**

B - **Amalgamation of a holding corporation and one or more of its subsidiaries or amalgamation of subsidiaries / Fusion d'une société mère avec une ou plusieurs de ses filiales ou fusion de filiales :**

☐ The amalgamation has been approved by the directors of each amalgamating corporation by a resolution as required by section 177 of the *Business Corporations Act* on the date set out below.

Les administrateurs de chaque société qui fusionne ont approuvé la fusion par voie de résolution conformément à l'article 177 de la *Loi sur les sociétés par actions* à la date mentionnée ci-dessous.

The articles of amalgamation in substance contain the provisions of the articles of incorporation of
Les statuts de fusion reprennent essentiellement les dispositions des statuts constitutifs de

________________________________________

and are more particularly set out in these articles.
et sont énoncés textuellement aux présents statuts.

| Names of amalgamating corporations<br>Dénomination sociale des sociétés qui fusionnent | Ontario Corporation Number<br>Numéro de la société en Ontario | Date of Adoption/Approval<br>Date d'adoption ou d'approbation<br>Year / année — Month / mois — Day / jour |
|---|---|---|
| Mira IV Subco Inc. | 2445761 | 2015/04/29 |
| Profound Medical Inc. | 2176155 | 2015/04/29 |

07121 (201105)

Page 2 of/de 6

6. Restrictions, if any, on business the corporation may carry on or on powers the corporation may exercise.
Limites, s'il y a lieu, imposées aux activités commerciales ou aux pouvoirs de la société.

None

7. The classes and any maximum number of shares that the corporation is authorized to issue:
Catégories et nombre maximal, s'il y a lieu, d'actions que la société est autorisée à émettre :

An unlimited number of common shares.

07121 (201105)

Page 3 of/de 6

8. Rights, privileges, restrictions and conditions (if any) attaching to each class of shares and directors authority with respect to any class of shares which may be issued in series:

Droits, privilèges, restrictions et conditions, s'il y a lieu, rattachés à chaque catégorie d'actions et pouvoirs des administrateurs relatifs à chaque catégorie d'actions qui peut être émise en série :

Not applicable.

07121 (201105)

Page 4 of/de 6

9. The issue, transfer or ownership of shares is/is not restricted and the restrictions (if any) are as follows:
L'émission, le transfert ou la propriété d'actions est/n'est pas restreint. Les restrictions, s'il y a lieu, sont les suivantes :

Not applicable.

10. Other provisions, (if any):
Autres dispositions, s'il y a lieu :

Not applicable.

11. The statements required by subsection 178(2) of the *Business Corporations Act* are attached as Schedule "A".
Les déclarations exigées aux termes du paragraphe 178(2) de la *Loi sur les sociétés par actions* constituent l'annexe A.

12. A copy of the amalgamation agreement or directors' resolutions (as the case may be) is/are attached as Schedule "B".
Une copie de la convention de fusion ou les résolutions des administrateurs (selon le cas) constitue(nt) l'annexe B.

07121 (201105)

Page 5 of/de 6

These articles are signed in duplicate.
Les présents statuts sont signés en double exemplaire.

| |
|---|
| Name and **original signature** of a director or authorized signing officer of each of the amalgamating corporations. Include the name of each corporation, the signatories name and description of office (e.g. president, secretary). **Only a director or authorized signing officer can sign on behalf of the corporation.** / Nom et **signature originale** d'un administrateur ou d'un signataire autorisé de chaque société qui fusionne. Indiquer la dénomination sociale de chaque société, le nom du signataire et sa fonction (p. ex. : président, secrétaire). **Seul un administrateur ou un dirigeant habilité peut signer au nom de la société.** |

MIRA IV SUBCO INC.

Names of Corporations / Dénomination sociale des sociétés
By / *Par*

| S Masters | Elena Masters | Director |
|---|---|---|
| Signature / Signature | Print name of signatory / Nom du signataire en lettres moulées | Description of Office / Fonction |

Names of Corporations / Dénomination sociale des sociétés
By / *Par*

| | | |
|---|---|---|
| Signature / Signature | Print name of signatory / Nom du signataire en lettres moulées | Description of Office / Fonction |

Names of Corporations / Dénomination sociale des sociétés
By / *Par*

| | | |
|---|---|---|
| Signature / Signature | Print name of signatory / Nom du signataire en lettres moulées | Description of Office / Fonction |

Names of Corporations / Dénomination sociale des sociétés
By / *Par*

| | | |
|---|---|---|
| Signature / Signature | Print name of signatory / Nom du signataire en lettres moulées | Description of Office / Fonction |

Names of Corporations / Dénomination sociale des sociétés
By / *Par*

| | | |
|---|---|---|
| Signature / *Signature* | Print name of signatory / Nom du signataire en lettres moulées | Description of Office / Fonction |

07121 (201105)

Page 6 of/de 6

These articles are signed in duplicate.
Les présents statuts sont signés en double exemplaire.

Name and **original signature** of a director or authorized signing officer of each of the amalgamating corporations. Include the name of each corporation, the signatories name and description of office (e.g. president, secretary). **Only a director or authorized signing officer can sign on behalf of the corporation.** / Nom et **signature originale** d'un administrateur ou d'un signataire autorisé de chaque société qui fusionne. Indiquer la dénomination sociale de chaque société, le nom du signataire et sa fonction (p. ex. : président, secrétaire). **Seul un administrateur ou un dirigeant habilité peut signer au nom de la société.**

PROFOUND MEDICAL INC.

Names of Corporations / Dénomination sociale des sociétés

**By / Par**

| Signature / Signature | Print name of signatory / Nom du signataire en lettres moulées | Description of Office / Fonction |
| --- | --- | --- |
| [signature] | Steven Plymale | Director and Chief Executive Officer |

Names of Corporations / Dénomination sociale des sociétés

**By / Par**

| Signature / Signature | Print name of signatory / Nom du signataire en lettres moulées | Description of Office / Fonction |
| --- | --- | --- |
| | | |

Names of Corporations / Dénomination sociale des sociétés

**By / Par**

| Signature / Signature | Print name of signatory / Nom du signataire en lettres moulées | Description of Office / Fonction |
| --- | --- | --- |
| | | |

Names of Corporations / Dénomination sociale des sociétés

**By / Par**

| Signature / Signature | Print name of signatory / Nom du signataire en lettres moulées | Description of Office / Fonction |
| --- | --- | --- |
| | | |

Names of Corporations / Dénomination sociale des sociétés

**By / Par**

| Signature / Signature | Print name of signatory / Nom du signataire en lettres moulées | Description of Office / Fonction |
| --- | --- | --- |
| | | |

07121 (201105)

Page 6 of/de 6

SCHEDULE “A”

STATEMENT OF A DIRECTOR OR OFFICER OF

MIRA IV SUBCO INC.

PURSUANT TO SUBSECTION 178(2)

OF THE BUSINESS CORPORATIONS ACT

I, Elena Masters, of the City of Toronto, in the Province of Ontario, state that:

1.	this Statement is made pursuant to subsection 178(2) of the Business Corporations Act (the “Act”);

2.	I am the director, President and Secretary of Mira IV Subco Inc. and as such have knowledge of its affairs;

3.	I have conducted such examinations of the books and records of Mira IV Subco Inc. (the “Corporation”), and have made such enquiries and investigations as are necessary to enable me to make this Statement;

4.	There are reasonable grounds for believing that:

(a)	the Corporation is, and the corporation to be formed by its amalgamation with Profound Medical Inc. will, be able to pay its liabilities as they become due;

(b)	the realizable value of such amalgamated corporation’s assets will not be less than the aggregate of its liabilities and stated capital of all classes;

(c)	no creditor of the Corporation will be prejudiced by the amalgamation; and

(d)	adequate notice has been given to all known creditors of the Corporation.

This Statement is made this 4th day of June, 2015.

/s/ Elena Masters
Elena Masters

[Statement of Director of Mira IV Subco]

SCHEDULE “A”

STATEMENT OF DIRECTOR

I, Steven Plymale, of the City of Toronto, in the Province of Ontario, solemnly state that:

1.	I am a director of Profound Medical Inc. (the “Corporation”) and as such have personal knowledge of the matters herein deposed to.

2.	There are reasonable grounds for believing that:

(a)	the Corporation is and the amalgamated corporation will be able to pay its liabilities as they become due;

(b)	the realizable value of the assets of the amalgamated corporation will not be less than the aggregate of its liabilities and stated capital of all classes; and

(c)	no creditor of the Corporation will be prejudiced by the amalgamation.

DATED June 4, 2015.

/s/ Steven Plymale
Steven Plymale

SCHEDULE “B”

EXECUTION VERSION

AMALGAMATION AGREEMENT

BETWEEN

MIRA IV ACQUISITION CORP.,

PROFOUND MEDICAL INC.

AND

MIRA IV SUBCO INC.

April 29, 2015

5.2	Conditions to Obligations of Mira	47
5.3	Merger of Conditions	48
5.4	Alternative Transactions - Mira	48
5.5	Alternative Transactions - Profound	49
ARTICLE 6 NOTICES		50
6.1	Notices	50
ARTICLE 7 AMENDMENT AND TERMINATION OF AGREEMENT		51
7.1	Amendment	51
7.2	Rights of Termination	51
7.3	Notice of Unfulfilled Conditions	52
ARTICLE 8 GENERAL		52
8.1	Entire Agreement	52
8.2	Binding Effect	52
8.3	Waiver and Modification	53
8.4	No Personal Liability	53
8.5	Assignment	53
8.6	Confidentiality	53
8.7	Costs	54
8.8	Time of Essence	54
8.9	Survival	54
8.10	Governing Law	54
8.11	Severability	54
8.12	Further Assurances	55
8.13	Counterparts and Electronic Copies	55

- ii -

AMALGAMATION AGREEMENT

THIS AMALGAMATION AGREEMENT made as of the 29th day of April, 2015.

BETWEEN:

MIRA IV ACQUISITION CORP., a body corporate incorporated under the laws of the Province of Ontario (hereinafter called “Mira”)

OF THE FIRST PART

- and -

PROFOUND MEDICAL INC., a body corporate incorporated under the laws of the Province of Ontario (hereinafter called “Profound”)

OF THE SECOND PART

- and -

MIRA IV SUBCO INC., a body corporate incorporated under the laws of the Province of Ontario (hereinafter called “Mira Subco”)

OF THE THIRD PART

WHEREAS Profound and Mira, among others, are parties to a letter agreement dated November 5, 2014, as amended (the “Letter Agreement”) whereby the parties have agreed to complete a business combination;

AND WHEREAS Profound and Mira have agreed to structure the business combination contemplated in the Letter Agreement by way of a three-cornered amalgamation in accordance with the provisions of the Business Corporations Act (Ontario);

AND WHEREAS the parties have entered into this Agreement to provide for the matters referred to in the foregoing recitals and for other matters relating to the proposed amalgamation;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the above premises and of the covenants, agreements, representations and warranties hereinafter contained, the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, unless there is something in the context or subject matter inconsistent therewith, the following defined terms shall have the meanings hereinafter set forth:

“Agency Agreement” means the agency agreement to be entered into among the Agents, Profound and Mira in respect of the Profound Private Placement.

“Agents” means GMP, Cormark Securities Inc., Bloom Burton & Co. and Mackie Research Capital Corporation.

“Agents’ Option Certificates” means, collectively, the definitive certificates issued to the Agents representing the Profound Agents’ Options or the Resulting Issuer Agents’ Options, as applicable.

“Agreement”, “this Agreement”, “herein”, “hereby”, “hereof’, “hereunder” and similar expressions mean or refer to this agreement and any amendments hereto.

“Amalco” means the amalgamated corporation to be constituted upon completion of the Amalgamation, to be named Profound Medical Inc.

“Amalco Shares” means the common shares in the capital of Amalco.

“Amalgamation” means the amalgamation of Profound and Mira Subco pursuant to Section 174 of the OBCA provided for herein to form Amalco to be effective at the Effective Time.

“Applicable Anti-Corruption Laws and Regulations” has the meaning ascribed thereto in Section 4.2(pp).

“Applicable Anti-Money Laundering Laws” has the meaning ascribed thereto in Section 4.2(qq).

“Articles of Amalgamation” means the Articles of Amalgamation with respect to the Amalgamation.

“Assessment” has the meaning ascribed thereto in Subsection 3.2(f).

“Assets and Properties” with respect to any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, tangible or intangible, choate or inchoate, absolute, accrued, contingent, fixed or otherwise, and, in each case, wherever situated), including the goodwill related thereto, operated, owned or leased by or in the possession of such Person.

“associate” and “affiliate” have the respective meanings ascribed thereto in the Securities Act (Ontario).

“Auditors” means such firm of chartered accountants as a company may have appointed or may from time to time appoint as auditors of such company.

“BDC Secured Convertible Note” means the secured convertible note dated January 27, 2015, between Profound and BDC Capital Inc. pursuant to which BDC Capital Inc. has advanced $1,000,000 to Profound.

“Business Day” means any day other than a Saturday or Sunday or a day when banks in the City of Toronto are not generally open for business.

“CDS” means CDS Clearing & Depository Services Inc.

“Certificate of Amalgamation” means the certificate of amalgamation for the Amalgamation issued pursuant to Section 178 of the OBCA.

“Clinical Trials” has the meaning ascribed thereto in Section 4.2(yy).

“Closing” means the completion of the Amalgamation.

“Closing Date” means the date of the Closing, which shall be within three (3) Business Days following the later of the satisfaction or waiver of all conditions precedent to the Amalgamation or such other date as Profound and Mira may collectively agree, acting reasonably, and in any event not later than June 12, 2015.

“CMS” means the Centers for Medicare and Medicaid Services.

“Confidential Information” means any information concerning a party to this Agreement (the “Disclosing Party”) or its business, properties and assets made available to another party or its representatives (the “Receiving Party”); provided that it does not include information which (i) is generally available to or known by the public other than as a result of improper disclosure by the Receiving Party, or (ii) is obtained by the Receiving Party from a source other than the Disclosing Party, provided that such source was not bound by a duty of confidentiality to the Disclosing Party or another party with respect to such information.

“Consolidation” means a consolidation of the Mira Common Shares on the basis of one (1) post-consolidation Mira Common Share for every 13.6363 pre-consolidation Mira Common Shares, which Consolidation shall occur prior to completion of the Amalgamation.

“Contract” means all agreements, contracts or commitments of any nature, written or oral, including, for greater certainty and without limitation, leases, purchase agreements, manufacturing, supply and distribution agreements, loan documents and security documents.

“Convertible Notes” means, collectively, the BDC Secured Convertible Note and the Genesys Secured Convertible Note.

“CPC Policy” means Policy 2.4 of the TSX Venture.

“Disclosing Party” has the meaning ascribed thereto in the definition of “Confidential Information”.

“Disclosure Documents” has the meaning ascribed thereto in Subsection 4.1(e).

“Effective Date” means the effective date of the Amalgamation, which shall be the date of the Certificate of Amalgamation.

“Effective Time” means the effective time at which the articles of amalgamation in respect of the Amalgamation are filed on the Effective Date.

“Employee Plans” has the meaning ascribed thereto in Section 4.2(ff).

“Encumbrance” means any charge, mortgage, lien, pledge, claim, restriction, security interest or other encumbrance whether created or arising by agreement, statute or otherwise pursuant to any applicable law, attaching to property, interests or rights and shall be construed in the widest possible terms and principles known under the laws applicable to such property, interests or rights and whether or not they constitute specific or floating charges as those terms are understood under the laws of the Province of Ontario.

“Environmental Laws” means all applicable laws currently in existence in the United States and Canada (whether federal, state, provincial or municipal) relating to the protection and preservation of the environment, occupational health and safety, product safety, product liability or hazardous substances.

“Environmental Permits” includes all orders, permits, certificates, approvals, consents, registrations and licences issued by any authority of competent jurisdiction under any Environmental Law.

“Escrow Release Conditions” has the meaning ascribed thereto in the Agency Agreement.

“Escrow Release Date” has the meaning ascribed thereto in the Agency Agreement.

“FDA” means the U.S. Food and Drug Administration of the U.S. Department of Health & Human Services.

“Final Exchange Bulletin” means the exchange bulletin which is issued following the Closing and the submission of all documentation and that evidences final TSX Venture acceptance of the Qualifying Transaction.

“Final Filing Statement” means the final filing statement of Mira in the form prescribed by the TSX Venture pertaining to the Qualifying Transaction which shall be filed on SEDAR at least seven (7) Business Days prior to the Closing, unless abridged by the TSX Venture.

“Final Offering Memorandum” means the final confidential offering memorandum of Profound, dated April 24, 2015, in respect of the Private Placement.

“Genesys Secured Convertible Note” means the secured convertible note dated January 27 2015, between Profound and Genesys Ventures II L.P., pursuant to which Genesys Ventures II L.P. has advanced $500,000 to Profound.

“GMP” means GMP Securities L.P.

“Governmental Authority” means any governmental authority and includes, without limitation, any national or federal government, province, state, municipality or other political subdivision of any of the foregoing, any entity or agency exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

“Government Health Care Program” means any federal, provincial, state or other publicly funded healthcare insurance or reimbursement program, including but not limited to a federal healthcare program as defined in Section 1128B(f) of the United States federal Social Security Act and includes the United States Medicare, Medicaid and TRICARE programs.

“Health Care Laws” means any international, federal, state, provincial or local statutes, regulations, directives guidelines, ordinances, orders, standards, requirements, approvals, or consents, including but not limited to: the United States Federal Food, Drug and Cosmetic Act and similar foreign health product legislation; any implementing regulations pursuant to any of the foregoing, and all similar or related international, federal, state provincial or local healthcare statutes, regulations and directives applicable to the Profound Business, including but not limited to state and provincial laws concerning fee-splitting, kickbacks, corporate practice of medicine, disclosure of ownership, related party requirements, survey, certification, licensing, civil monetary penalties, self-referrals, or laws concerning the privacy and/or security of personal health information and breach notification requirements concerning personal health information.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board, as applicable in Canada.

“Indebtedness” of any Person means all obligations of such Person:

(a)	for borrowed money;

(b)	evidenced by notes, bonds, debentures or similar instruments;

(c)	for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business);

(d)	under capital and operating leases;

(e)	under “vendor take-back” financing or deferred payments in connection with any acquisition; or

(f)	which are guarantees of the obligations described in clauses (a) through (e) above of any other Person if secured by any or all of the Assets and Properties of the guarantor.

“Intellectual Property” means all of the following which is currently owned by, issued to or licensed to Profound, or other rights of Profound to use the following: (i) patent rights, issued patents, patent applications, patent disclosures, and registrations, inventions, discoveries, developments, concepts, ideas, improvements, processes and methods, whether or not such inventions, discoveries, developments, concepts, ideas, improvements, processes, or methods are patentable or registrable under patent or similar laws anywhere in the world; (ii) copyrights (including performance rights) to any original works of art or authorship, including source code and graphics, which are fixed in any medium of expression, including copyright registrations and applications therefor, anywhere in the world, whether or not registered or registrable; (iii) any and all common law or registered trade-mark rights, trade names, business names, trade-marks, proposed trade-marks, certification marks, service marks, distinguishing marks and guises, logos, slogans, goodwill, domain names and any registrations and applications therefor, anywhere in the world, whether or not registered or registrable; (iv) know-how, show-how, confidential information, trade secrets; (v) any and all industrial design rights, industrial designs, design patents, industrial design or design patent registrations and applications therefor, anywhere in the world, whether or not registered or registrable; (vi) any and all integrated circuit topography rights, integrated circuit topographies and integrated circuit topography applications, anywhere in the world, whether or not registered or registrable, (vii) any reissues, divisions, continuations, continuations-in-part, renewals, improvements, translations, derivatives, modifications and extensions of any of the foregoing; (viii) any other industrial, proprietary or intellectual property rights, anywhere in the world; and (ix) proprietary computer software (including but not limited to data, data bases and documentation).

“Knight” means Knight Therapeutics Inc.

“Knight Loan” means the loan agreement to be entered into between Profound and Knight on the closing of the Profound Private Placement, pursuant to which Knight will agree to provide Amalco a four-year secured loan bearing interest at an effective annual rate of 15.0% per annum and in connection with which Profound will grant to Knight a 0.5% royalty on net sales of Profound for the duration of the loan.

“Knight Share Issuance” means the issuance, for nominal consideration immediately prior to the Closing, by Profound of that number of Profound Common Shares to Knight as will equal four percent (4%) of the issued and outstanding Resulting Issuer Shares, on a fully-diluted basis, after giving effect to the Qualifying Transaction.

“Leased Premises” has the meaning ascribed thereto in Section 4.2(cc).

“Letter Agreement” has the meaning ascribed thereto in the first recital of this Agreement.

“Material Adverse Change” or “Material Adverse Effect” with respect to Mira or Profound, as the case may be, means any change (including a decision to implement such a change made by the board of directors or by senior management), event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets (including intangible assets), liabilities, capitalization, ownership, financial condition or results of operations of Mira or Profound, as the case may be, on a consolidated basis.

“Material Permits” has the meaning ascribed thereto in Section 4.2(tt).

“Mira” means Mira IV Acquisition Corp., a body corporate incorporated under the OBCA with its head office located in Toronto, Ontario.

“Mira Alternative Transaction” has the meaning ascribed thereto in Section 5.4.

“Mira Alternative Transaction Agreement” has the meaning ascribed thereto in Section 5.4.

“Mira Business” means the identification and evaluation of businesses and assets with a view to completing a Qualifying Transaction and, having identified and evaluated such opportunities, to negotiate an acquisition subject to acceptance by the TSX Venture.

“Mira Circular” means the management information circular dated November 19, 2014 in respect of the Mira Meeting.

“Mira Common Shares” means the issued and outstanding common shares in the capital of Mira.

“Mira Escrow Agreement” means an escrow agreement dated as of August 12, 2014 among Mira, Equity Financial Trust Company (now operating as TMX Equity Transfer Services), and certain securityholders of Mira.

“Mira Event” has the meaning ascribed thereto in Section 5.4.

“Mira IPO Agent Options” means the stock options of Mira currently outstanding to acquire 1,000,000 Mira Common Shares issued to GMP Securities L.P. in connection with Mira’s initial public offering.

“Mira Loan” means the loan agreement entered into between Profound and Mira, pursuant to which Mira will provide Profound a three-month secured loan in the principal amount of $225,000, bearing interest at an effective annual rate of 15% per annum.

“Mira Management Options” means the management stock options of Mira currently outstanding to acquire collectively 3,000,000 Mira Common Shares.

“Mira Material Contract” has the meaning ascribed thereto in Subsection 4.1(t).

“Mira Meeting” means the special meeting of holders of Mira Common Shares held on December 22, 2014 approving the Mira Meeting Matters.

“Mira Meeting Matters” means the following matters: (i) the election of the directors set out in Subsection 2.3(e); (ii) the appointment of PricewaterhouseCoopers LLP as the auditor and the authorization of the board of directors of Mira to fix the remuneration thereof; (iii) the approval of the stock option plan of the Resulting Issuer; (iv) the amendment of the articles of Mira to effect the Consolidation; and (v) the amendment of the articles of Mira to change its name to “Profound Medical Inc.” or such other name as the board of directors of Mira, in its sole discretion, deems appropriate.

“Mira Offer” has the meaning ascribed thereto in Section 5.4.

“Mira Shareholders’ Approval” means the approval of the Mira Meeting Matters by the holders of Mira Common Shares.

“Mira Subco” means Mira IV Subco Inc., a wholly-owned subsidiary of Mira, incorporated under the OBCA for the sole purpose of effecting the Amalgamation.

“Mira Termination” has the meaning ascribed thereto in Section 5.4.

“OBCA” means the Business Corporations Act (Ontario), as from time to time amended or re-enacted and includes any regulations heretofore or hereafter made pursuant thereto.

“OIG” means the United States Department of Health and Human Services Office of Inspector General.

“Person” shall be broadly interpreted and shall include any individual, corporation, partnership, joint venture, association, trust or other legal entity.

“Private Placement Shareholders” means holders of Profound Common Shares that obtained such shares upon the automatic conversion of Profound Subscription Receipts acquired under the Profound Private Placement.

“Product” means the medical device currently being developed by Profound in the United States, Canada and the European Union, known as the Transurethral ULtraSound Ablation (TULSA-PRO) device.

“Product Distribution Agreement” means the product distribution agreement to be entered into by Knight and Profound prior to the Closing pursuant to which Profound will grant to Knight certain product distribution rights in Canada.

“Profound” means Profound Medical Inc., a body corporate incorporated under the OBCA with its registered office located at 3080 Yonge Street, Suite 4040, Toronto, ON M4N 3N1.

“Profound Agents’ Options” means the options entitling the Agents to subscribe for that number of Profound Common Shares as is equal to the following percentages of the total number of Profound Common Shares issued pursuant to the exercise of Profound Subscription Receipts under the Profound Private Placement, including those Profound Subscription Receipts issued in respect of the Profound Over-allotment Option: (i) for Profound Common Shares issued to persons or entities on the president’s list of Profound, 2%; and (ii) for all other persons or entities, 4%, each such option exercisable for one Profound Common Share for a period of 24 months from the release of the proceeds of the Profound Private Placement at the offering price of the Profound Subscription Receipts under the Profound Private Placement.

“Profound Alternative Transaction” has the meaning ascribed thereto in Section 5.5.

“Profound Alternative Transaction Agreement” has the meaning ascribed thereto in Section 5.5.

“Profound’s Auditors” means PricewaterhouseCoopers LLP or such other firm of chartered accountants as Profound may have appointed or may from time to time appoint as auditors of Profound.

“Profound Business” means the development and commercialization of a unique, minimally invasive treatment for prostate cancer.

“Profound Common Shares” means the common shares in the capital of Profound.

“Profound Event” has the meaning ascribed thereto in Section 5.5.

“Profound Financial Statements” means audited financial statements for Profound for the years ended December 31, 2014 and 2013.

“Profound Management Options” means (i) options granted to Mr. Shameze Rampertab, in connection with his employment as Chief Financial Officer of Profound, to purchase that number of Profound Common Shares upon completion of the Profound Private Placement as is equal to 1.00% of the total fully-diluted share capital of Profound after giving effect to the Profound Private Placement and the Knight Share Issuance and (ii) options granted to Mr. Steven Plymale, in connection with an amended and restated employment agreement, to purchase that number of Profound Common Shares upon completion of the Profound Private Placement that, when combined with the Profound Options he holds as at the date of this Agreement, would result in Mr. Plymale holding options to purchase that number of Profound Common Shares as is equal to 4.45% of the total fully-diluted share capital of Profound after giving effect to the Profound Private Placement and the Knight Share Issuance.

“Profound Material Agreements” means, collectively, this Agreement, the Agency Agreement, the Subscription Receipt Indenture, the Subscription Agreements, the Profound Agents’ Options, the Resulting Issuer Agents’ Options, the Agents’ Option Certificates, the certificates (if any) representing the Profound Subscription Receipts and the Sunnybrook License Agreement.

“Profound Offer” has the meaning ascribed thereto in Section 5.5.

“Profound Options” means the 501,250 issued and outstanding options of Profound exercisable into Profound Common Shares, in addition to the Profound Management Options.

“Profound Over-allotment Option” means an option exercisable by the Agents up to 48 hours prior to the closing of the Profound Private Placement, to arrange for the purchase of up to an additional 15% of the number of Profound Subscription Receipts sold under the Profound Private Placement on the same terms as under the Profound Private Placement.

“Profound Principals” means BDC Capital Inc. and Genesys Ventures II LP.

“Profound Private Placement” means the brokered private placement by Profound of Profound Subscription Receipts for gross proceeds of up to $25,012,500, assuming the exercise of the Profound Over-allotment Option in full.

“Profound Shareholder Approval” means the unanimous shareholders resolution of the shareholders of Profound approving, among other things, the Amalgamation and this Agreement.

“Profound Shareholders Agreement” means the amended and restated shareholders agreement of Profound dated May 25, 2011.

“Profound Subscription Receipts” means the up to 16,675,000 subscription receipts of Profound to be issued in connection with the Profound Private Placement, each exchangeable into one Profound Common Share, subject to adjustment, without additional consideration.

“Profound Termination” has the meaning ascribed thereto in Section 5.5.

“Purchasers” means the Persons (which may include the Agents) who, as purchasers, acquire the Profound Subscription Receipts by duly completing, executing and delivering the Subscription Agreements.

“Qualifying Transaction” has the meaning ascribed thereto under the policies of the TSX Venture Corporate Finance Manual.

“Receiving Party” has the meaning ascribed thereto in the definition of “Confidential Information”.

“Registrar and Transfer Agent” means Equity Financial Trust Company, and any other Person which may be appointed as registrar and transfer agent of Mira, as applicable, from time to time.

“Regulatory Authority” means the Governmental Authority authorized under applicable laws to protect and promote public health through regulation and supervision of medical products, including, without limitation, the FDA, Health Canada and similar foreign regulatory agencies.

“Resulting Issuer” means Mira as it exists upon completion of the Amalgamation to be known as Profound Medical Corp., or such other name determined by the board of directors of Mira.

“Resulting Issuer Agents’ Options” means the compensation options of the Resulting Issuer that will be outstanding upon completion of the Amalgamation.

“Resulting Issuer Common Shares” means common shares of the Resulting Issuer including those issued upon the Amalgamation.

“Resulting Issuer Options” means the stock options of the Resulting Issuer that will be outstanding upon completion of the Amalgamation.

“Resulting Issuer Registrar and Transfer Agent” means Equity Financial Trust Company and any other Person which may be appointed as registrar and transfer agent of the Resulting Issuer from time to time.

“Resulting Issuer Stock Option Plan” means the stock option plan of the Resulting Issuer.

“Securities Laws” means all applicable securities laws, the respective regulations made thereunder, together with applicable published fee schedules, prescribed forms, policy statements, multilateral and national instruments, orders, blanket rulings, notices and other regulatory instruments of the securities regulatory authorities in applicable jurisdictions, including the rules and published policies of the TSX Venture.

“SEDAR” means the System for Electronic Document Analysis and Retrieval.

“Series A1 Preferred Shares” means the first series of preferred shares in the capital of Profound.

“Series A2 Preferred Shares” means the second series of preferred shares in the capital of Profound.

“Subscription Agreements” means the subscription agreements in the forms agreed upon by the Agents and Profound pursuant to which Purchasers agree to subscribe for and purchase the Profound Subscription Receipts and shall include, for greater certainty, all schedules and exhibits thereto.”

Subscription Receipt Indenture” means the subscription receipt indenture to be entered into on the closing date of the Profound Private Placement among Profound, GMP, on behalf of the Agents, and Equity Financial Trust Company, in its capacity as subscription receipt agent thereunder.

“Sunnybrook License Agreement” has the meaning ascribed thereto in Section 4.2(q)(i).

“Support Agreements” means the support agreements of the Profound Principals.

“Taxes” means all taxes (including income tax, sales tax, value add tax, capital tax, payroll taxes, employer health tax, workers’ compensation payments, property taxes and land transfer taxes), duties, royalties, levies, imposts, assessments, deductions, charges or withholdings and all liabilities with respect thereto including any penalty and interest payable with respect thereto.

“Termination Date” means June 12, 2015 or such other date as the parties may agree upon in writing.

“TSX Venture” means the TSX Venture Exchange Inc.

“United States” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia.

“U.S. Investment Company Act” means the United States Investment Company Act of 1940, as amended.

“U.S. Person” means a U.S. person as defined in Rule 902(k) of Regulation S under the U.S. Securities Act.

“U.S. Private Placement Accredited Investor” means a holder of Profound Common Shares in the United States or that is a U.S. Person that: (i) obtained such shares upon the automatic conversion of Profound Subscription Receipts that were acquired by such holder as a subscriber in the Profound Private Placement; and (ii) did not execute and deliver a copy of Appendix II to Schedule C (United States Qualified Institutional Buyer Acknowledgement, Agreement and Undertaking) to the Profound Private Placement subscription agreement.

“U.S. Private Placement QIB” means a holder of Profound Common Shares in the United States or that is a U.S. Person that: (i) obtained such shares upon the automatic conversion of Profound Subscription Receipts that were acquired by such holder as a subscriber in the Profound Private Placement; and (ii) executed and delivered a copy of Appendix II to Schedule C (United States Qualified Institutional Buyer Acknowledgement, Agreement and Undertaking) to the Profound Private Placement subscription agreement.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

1.2	Interpretation Not Affected by Headings, etc.

The division of this Agreement into articles, sections and subsections is for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof’, “herein”, and “hereunder” and similar expressions refer to this Agreement and not to any particular article, section or other portion hereof and include any Agreement or instrument supplementary or ancillary hereto.

1.3	Number, etc.

Words importing the singular number shall include the plural and vice versa, words importing the use of any gender shall include all genders and words importing persons shall include firms and corporations and vice versa.

1.4	Date for Any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties is not a Business Day such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5	Rounding

In performing the various mathematical calculations required to be performed hereunder, all numbers shall be rounded to the nearest four (4) decimal places.

1.6	Currency

All sums of money which are referred to in this Agreement are expressed in lawful money of Canada, unless otherwise indicated.

1.7	Knowledge

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of Mira or Profound, as applicable, it shall be deemed to refer to the actual knowledge after having made due inquiry of the officers of the particular company.

1.8	Meanings

Words and phrases defined in the OBCA shall have the same meaning herein as in the OBCA, unless otherwise defined herein or the context otherwise requires. Unless otherwise specifically indicated or the context otherwise requires “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”.

ARTICLE 2

AMALGAMATION

2.1	Amalgamation

On or before the Closing Date, subject to the terms and conditions of this Agreement and receipt of necessary approvals, Profound, Mira and Mira Subco shall take all steps required to complete the Amalgamation and, without limitation, to apply for and obtain all consents, orders or approvals as are necessary or desirable for the implementation of the Amalgamation and the filing of the Articles of Amalgamation with the registrar pursuant to the OBCA, and Profound shall use all reasonable efforts to obtain the Profound Shareholder Approval.

2.2	Amalco

(a)	Name. The name of Amalco shall be Profound Medical Inc.

(b)	Registered Office. The registered office of Amalco shall be situated at 3080 Yonge Street, Suite 4040, Toronto, ON M4N 3N1.

(c)	Authorized Capital. Amalco shall be authorized to issue an unlimited number of Amalco Shares.

(d)	Restrictions on Share Transfer. The transfer of shares of Amalco shall not be subject to any restrictions.

(e)	Number of Directors. The minimum number of directors of Amalco shall be one and the maximum number of directors of Amalco shall be 10.

(f)	First Directors. The number of first directors of Amalco shall be one. The first director of Amalco shall be:

Name	Address

Steven Plymale	1 Ripley Avenue, Unit 509
Toronto, Ontario M6S 4Z6

(g)	Officers. The officers of Amalco, until changed or added to by the board of directors of Amalco, shall be as follows:

Office	Name

Chief Executive Officer and President	Steven Plymale

Office	Name
Chief Financial Officer, Secretary and Treasurer	Shameze Rampertab

Vice-President of Quality and Regulatory Affairs	Guruprit Singh

Vice-President of Engineering	Ronald Kurtz

(h)	First Auditors. The Auditors of Amalco shall be PricewaterhouseCoopers LLP. The Auditors of Amalco shall hold office until the first annual meeting of shareholders of Amalco following the Amalgamation, or until their successor is appointed.

(i)	Fiscal Year. The fiscal year end of Amalco shall be December 31.

(j)	Restrictions on Business. There shall be no restrictions on the business that Amalco may carry on.

(k)	By-laws. The by-laws of Amalco shall be the current by-laws of Profound. A copy of such by-laws may be examined at the current address of Profound set out in Section 6.1 hereof.

2.3	Resulting Issuer

(a)	Name. The name of the Resulting Issuer shall be Profound Medical Corp.

(b)	Registered Office. The registered office of the Resulting Issuer shall be situated at 3080 Yonge Street, Suite 4040, Toronto, ON M4N 3N1.

(c)	Authorized Capital. The Resulting Issuer shall be authorized to issue an unlimited number of Resulting Issuer Common Shares.

(d)	Number of Directors. The minimum number of directors of the Resulting Issuer shall be three and the maximum number of directors of the Resulting Issuer shall be 11.

(e)	First Directors. The number of first directors of the Resulting Issuer shall be 5. Subject to the receipt of all necessary approvals, the first directors of the Resulting Issuer shall be:

Name	Address

Steven Plymale	1 Ripley Avenue, Unit 509
Toronto, Ontario M6S 4Z6

Damian Peter Lamb	3 Orchard Crest Road
Toronto, Ontario M6S 4N2

Jean-François Pariseau	1772 Cecile-L.-Dagenais
Laval, Quebec H3L 2X7

Name	Address

William Edward Curran	28 Jean Street
Rye, New York 10580

Arun Swarup Menawat	2412 Eighth Line Oakville, Ontario L6H 6S9

The first directors shall hold office until the first annual meeting of the shareholders of the Resulting Issuer, or until their successors are duly appointed or elected.

(f)	Officers. The officers of the Resulting Issuer, until changed or added to by the board of directors of the Resulting Issuer, shall be as follows:

Office	Name

Chief Executive Officer and President	Steven Plymale

Chief Financial Officer, Secretary and Treasurer	Shameze Rampertab

Vice-President of Quality and Regulatory Affairs	Guruprit Singh

Vice-President of Engineering	Ronald Kurtz

(g)	First Auditors. The Auditors of the Resulting Issuer shall be PricewaterhouseCoopers LLP. The Auditors of the Resulting Issuer shall hold office until the first annual meeting of shareholders of the Resulting Issuer following the Amalgamation or until their successor is appointed.

(h)	Fiscal Year. The fiscal year end of the Resulting Issuer shall be December 31.

(i)	Restrictions on Business. There shall be no restrictions on the business that the Resulting Issuer may carry on.

(j)	By-laws. The by-laws of the Resulting Issuer shall be the current by-laws of Mira.

2.4	Effect of Certificate of Amalgamation

Upon the issuance of the Certificate of Amalgamation:

(a)	the Amalgamation of Profound and Mira Subco and their continuation as one corporation becomes irrevocable;

(b)	Amalco shall possess all the property, rights, privileges and franchises and interests of each of Profound and Mira Subco;

(c)	Amalco shall be subject to all liabilities, including civil, criminal and quasicriminal and all contracts, disabilities and debts of each of Profound and Mira Subco;

(d)	a conviction against, or ruling, order or judgment in favour of or against, either Profound or Mira Subco may be enforced by or against Amalco;

(e)	Amalco shall be a wholly-owned subsidiary of Mira;

(f)	the aggregate stated capital of the common shares of Amalco shall become an amount equal to the paid-up capital for purposes of the Income Tax Act (Canada) of the common shares of Mira Subco immediately prior to the Amalgamation; and

(g)	the aggregate stated capital of the Resulting Issuer Common Shares shall be an amount equal to the aggregate paid-up capital for purposes of the Income Tax Act (Canada) immediately prior to the Amalgamation of (i) the Mira Common Shares and (ii) the Profound Common Shares that are exchanged, or deemed to be exchanged, for Mira Common Shares on the Amalgamation.

2.5	Manner of Conversion of Issued Securities

Upon the terms and subject to the conditions set forth herein, at the time of the Amalgamation,

(a)	each outstanding Profound Common Share (except for Profound Common Shares held by holders that have validly exercised their dissent rights in connection with the Profound Shareholder Approval) shall be exchanged for one fully paid and non-assessable Resulting Issuer Common Share;

(b)	each outstanding share of Mira Subco shall be exchanged for one fully paid and non-assessable share of Amalco;

(c)	subject to receipt of all required regulatory approvals, each outstanding Profound Option shall be exchanged for a Resulting Issuer Option to purchase the corresponding number of Resulting Issuer Common Shares on the same terms as those contained in the Profound Option immediately prior to the Amalgamation and each such Profound Option shall be cancelled. The exercise price for each Resulting Issuer Common Share underlying a Resulting Issuer Option will be equal to the exercise price per Profound Common Share under the Profound Option in effect immediately prior to the Amalgamation; and

(d)	subject to receipt of all required regulatory approvals, each outstanding Profound Agents’ Option shall be exchanged for a Resulting Issuer Agents’ Option to purchase the corresponding number of Resulting Issuer Common Shares on the same terms as those contained in the Profound Agents’ Option immediately prior to the Amalgamation and each such Profound Agents’ Option shall be cancelled. The exercise price for each Resulting Issuer Common Share underlying a Resulting Issuer Agents’ Option will be equal to the exercise price per Profound Common Share under the Profound Agents’ Option in effect immediately prior to the Amalgamation.

Profound Common Shares held by holders who have validly exercised their dissent rights in connection with the applicable shareholder resolution to approve the Amalgamation in accordance with the OBCA will not be exchanged pursuant to this Section 2.5. However, if any such dissenting holder fails to perfect or effectively withdraws its claim pursuant to the OBCA or forfeits its right to make a claim under the OBCA or if its rights as a shareholder of Profound are otherwise reinstated, the Profound Common Shares held by such holders shall thereupon be deemed to have been exchanged as of the time of the Amalgamation in accordance with this Section.

2.6	Certificates

At the time of the Amalgamation:

(a)	the registered holders of Profound Common Shares shall cease to be holders of Profound Common Shares, and shall be deemed to be registered holders of the Resulting Issuer Common Shares to which they are entitled in accordance with Section 2.5 hereof, all certificates evidencing Profound Common Shares shall be null and void and, on or after the Effective Time, subject to the provisions of any escrow requirement, if applicable, and subject to Section 2.10 hereof, the Resulting Issuer shall provide instructions to the Resulting Issuer Registrar and Transfer Agent to deliver such certificates or other evidence of ownership representing the number of Resulting Issuer Common Shares to which they are so entitled and/or register the holders thereof in book-entry only format in CDS’ name in accordance with the following:

(i)	holders of Profound Common Shares immediately prior to the Amalgamation (other than Private Placement Shareholders and holders of Profound Common Shares that are either in the United States or are U.S. Persons) will be issued physical certificates representing the Resulting Issuer Common Shares exchanged therefor;

(ii)	holders of Profound Common Shares immediately prior to the Amalgamation that are either in the United States or U.S. Persons (other than U.S. Private Placement Accredited Investors and U.S. Private Placement QIBs) will not be entitled to receive delivery of any Resulting Issuer Common Shares unless and until such holder provides any and all such representations, warranties, covenants or agreements as may be required by the Resulting Issuer, in its sole discretion, in order to establish the availability of an exemption from the registration requirements of the U.S. Securities Act and any applicable state securities laws in connection with the distribution of the Resulting Issuer Common Shares to be exchanged for their Profound Common Shares, and in order to ensure compliance by the Resulting Issuer with the requirements of the U.S. Investment Company Act, failing which the Company shall appoint an agent to sell the Resulting Issuer Shares of such a holder on behalf of that holder and that holder shall be entitled to receive an amount of cash representing the proceeds of the sale of the Resulting Issuer Common Shares, net of expenses of sale; if and to the extent that the Resulting Issuer determines in its sole discretion that Resulting Issuer Common Shares may otherwise be delivered to any such holder, such holder will be issued physical certificates representing the Resulting Issuer Common Shares, each bearing such legend or legends with respect to United States securities laws matters as the Resulting Issuer determines to be necessary or appropriate, in its sole discretion;

(iii)	each Private Placement Shareholder that is neither in the United States nor a U.S. Person and holds Profound Common Shares immediately prior to the Amalgamation will have the Resulting Issuer Common Shares they are entitled to receive pursuant to this Agreement registered in book-entry only with CDS;

(iv)	each Private Placement Shareholder that is a U.S. Private Placement Accredited Investor and holds Profound Common Shares immediately prior to the Amalgamation will be issued a physical certificate representing the Resulting Issuer Common Shares they are entitled to receive pursuant to this Agreement bearing the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”). THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, ONLY (A) TO THE CORPORATION OR (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS;

(v)	each Private Placement Shareholder that is a U.S. Private Placement QIB and holds Profound Common Shares immediately prior to the Amalgamation will have the Resulting Issuer Common Shares they are entitled to receive pursuant to this Agreement registered in book-entry only with CDS;

(b)	the registered holders of the Profound Options and Profound Agents’ Options shall be deemed to be the registered holders of the Resulting Issuer Options and Resulting Issuer Agents’ Options, respectively, to which they are entitled in accordance with Section 2.5 hereof, all certificates and/or agreements evidencing such securities shall, in accordance with their terms, evidence such securities of the Resulting Issuer and the Resulting Issuer shall deliver notice to the holders of such options of the foregoing or deliver amended certificates or agreements evidencing such securities of the Resulting Issuer as required; and

(c)	notwithstanding the foregoing, all certificates representing Profound Common Shares held by persons who have validly exercised their dissent rights in connection with the Profound Shareholder Approval shall represent only the right to receive fair value of the Profound Common Shares formerly represented by such certificates in accordance with the OBCA.

2.7	Fractional Securities

No fractional securities of the Resulting Issuer will be issued. If a securityholder of Profound would otherwise be entitled to a fractional security upon the Amalgamation, the number of securities of the Resulting Issuer issued to such securityholder shall be rounded down to the next lesser whole number of such security. In calculating such fractional interests, all securities of the Resulting Issuer, as the case may be, registered in the name of or beneficially held by a Resulting Issuer securityholder or their nominee shall be aggregated.

2.8	Stock Option Plan

The stock option plan of the Resulting Issuer shall be substantially in the form approved at the Mira Meeting.

2.9	Cancellation of Certain Options

Immediately prior to the time of the Amalgamation, Mira shall cancel one-third (1/3) of the Mira Management Options, being 1,000,000 of such Mira Management Options on a pre-Consolidation basis.

2.10	U.S. Securities Law Compliance

Notwithstanding anything to the contrary in this Agreement, no Resulting Issuer Common Shares, Resulting Issuer Options or Resulting Issuer Agents’ Options shall be delivered to any person in the United States or to any U.S. Person if the Resulting Issuer determines, in its sole discretion, that doing so may result in any contravention of the U.S. Securities Act or any applicable state securities laws, or the U.S. Investment Company Act, and the Resulting Issuer may instead, in the case of Resulting Issuer Shares, appoint an agent to sell the Resulting Issuer Shares of such person on behalf of that person and deliver an amount of cash representing the proceeds of the sale of such Resulting Issuer Shares, net of expenses of sale, or, in the case of Resulting Issuer Options or Resulting Issuer Agents’ Options, deliver an amount of cash representing the fair market value of the Resulting Issuer Options or Resulting Issuer Agents’ Options, as the case may be.

ARTICLE 3

COVENANTS

3.1	Covenants of Mira

Mira covenants and agrees with Profound from the date of execution hereof to and including the Effective Date:

(a)	not to, directly or indirectly, solicit, initiate, knowingly encourage, co-operate with or facilitate (including by way of furnishing any non-public information or entering into any form of agreement, arrangement or understanding) the submission, initiation or continuation of any oral or written inquiries or proposals or expressions of interest regarding, constituting or that may reasonably be expected to lead to any activity, arrangement or transaction or propose any activities or solicitations in opposition to or in competition with the Amalgamation, and without limiting the generality of the foregoing, not to induce or attempt to induce any other Person to initiate any shareholder proposal or “take-over bid,” exempt or otherwise, within the meaning of the Securities Act (Ontario), for securities of Mira, nor to undertake any transaction or negotiate any transaction which would be or potentially could be in conflict with the Amalgamation, including allowing access to any third party (other than its representatives) to conduct due diligence, nor to permit any of its officers or directors to do so, except as required by statutory obligations. In the event Mira or any of its affiliates, including any of their officers or directors, receives any form of offer or inquiry in respect of any of the foregoing, Mira shall forthwith (in any event within one Business Day following receipt) notify Profound of such offer or inquiry and provide Profound with such details as it may request;

(b)	to co-operate fully with Profound and to use all reasonable commercial efforts to assist Profound in its efforts to complete the Amalgamation, unless such co-operation and/or efforts would subject Mira to liability or would be in breach of applicable statutory or regulatory requirements;

(c)	to operate its business in a prudent and business-like manner in the ordinary course and in a manner consistent with past practice;

(d)	not to, without Profound’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed):

(i)	issue any debt, equity or other securities, except the issuance of Mira Common Shares (or options to acquire Mira Common Shares) pursuant to the Amalgamation or pursuant to any securities exercisable to acquire Mira Common Shares outstanding as of the date hereof;

(ii)	borrow money or incur any indebtedness for money borrowed;

(iii)	make any capital expenditures;

(iv)	make loans, advances, or any other payments out of the ordinary course, other than the Mira Loan and payment of professional fees in connection with or ancillary to the Amalgamation, not to exceed $250,000, which amount excludes professional fees in connection with annual shareholder meeting requirements.

(v)	declare or pay any dividends or distribute any of Mira’s properties or assets to shareholders or otherwise;

(vi)	alter or amend Mira’s articles or by-laws in any manner which may adversely affect the success of the Amalgamation, except as required to give effect to the matters contemplated herein; and

(vii)	except as otherwise permitted or contemplated herein, enter into any transaction or material Contract which is not in the ordinary course of business or engage in any business enterprise or activity materially different from that carried on by Mira as of the date hereof.

3.2	Further Covenants of Mira

Mira covenants and agrees with Profound that Mira will from the date of execution hereof to and including the Effective Date:

(a)	use all commercially reasonable efforts to obtain all necessary consents, assignments or waivers from third parties and amendments or terminations to any instrument or agreement and take such other measures as may be necessary to fulfil its obligations under and to carry out the transactions contemplated by this Agreement;

(b)	make necessary filings and applications under applicable federal and provincial laws and regulations required on the part of it in connection with the transactions contemplated herein, and take all reasonable action necessary to be in compliance with such laws and regulations;

(c)	use all commercially reasonable efforts to conduct its affairs so that all of its representations and warranties contained herein shall be true and correct on and as of the Effective Date as if made on the Effective Date, except to the extent that such representations and warranties require modification to give effect to the transactions contemplated herein;

(d)	immediately notify Profound of any legal or governmental actions, suits, judgments, investigations, injunction, complaint, motion, regulatory investigation, regulatory proceeding or similar proceeding by any Person, Governmental Authority or other regulatory body, whether actual or threatened, with respect to the Amalgamation or which could otherwise delay or impede the transactions contemplated hereby or would result in a Material Adverse Effect;

(e)	notify Profound immediately upon becoming aware that any of the representations and warranties of Mira contained herein are no longer true and correct in any material respect;

(f)	immediately upon receipt of any written audit inquiry, assessment, reassessment, confirmation or variation of an assessment, indication that an assessment is being considered, request for filing of a waiver or extension of time or any other notice in writing relating to Taxes (an “Assessment”) of Mira, deliver to Profound a copy thereof together with a statement setting out, to the extent then determinable, an estimate of the obligations, if any, of Mira on the assumption that such Assessment is valid and binding;

(g)	use all commercially reasonable efforts to cause each of the conditions precedent set forth in Section 5.1 hereof to be complied with;

(h)	effect the Consolidation; and

(i)	subject to the satisfaction of the conditions in Section 5.2 hereof thereafter cause Mira Subco to file together with Profound with the registrar the Articles of Amalgamation and such other documents as may be required to give effect to the Amalgamation on or before the Termination Date.

3.3	Covenants of Profound

Profound covenants and agrees with Mira from the date of execution hereof to and including the Effective Date:

(a)	not to, directly or indirectly, solicit, initiate, knowingly encourage, co-operate with or facilitate (including by way of furnishing any non-public information or entering into any form of agreement, arrangement or understanding) the submission, initiation or continuation of any oral or written inquiries or proposals or expressions of interest regarding, constituting or that may reasonably be expected to lead to any activity, arrangement or transaction or propose any activities or solicitations in opposition to or in competition with the Amalgamation, and without limiting the generality of the foregoing, not to induce or attempt to induce any other Person to initiate any shareholder proposal or “take-over bid,” exempt or otherwise, within the meaning of the Securities Act (Ontario) for securities or assets of Profound, nor to undertake any transaction or negotiate any transaction which would be or potentially could be in conflict with the Amalgamation, including allowing access to any third party (other than its representatives) to conduct due diligence, nor to permit any of its officers or directors to do so, except as required by statutory obligations or in respect of which the board of directors of Profound determines, in its good faith judgement, after receiving advice from its legal advisors, that failure to recommend such alternative transaction to its shareholders would be a breach of its fiduciary duties under applicable law. In the event Profound or any of its affiliates, including any of their officers or directors, receives any form of offer or inquiry in respect of any of the foregoing, Profound shall forthwith (in any event within one Business Day following receipt) notify Mira of such offer or inquiry and provide Mira with such details as it may request;

(b)	to co-operate fully with Mira and to use all reasonable commercial efforts to assist Mira in its efforts to complete the Amalgamation unless such co-operation and efforts would subject Profound to liability or would be in breach of applicable statutory or regulatory requirements;

(c)	to operate its business in a prudent and business-like manner in the ordinary course and in a manner consistent with past practice;

(d)	that Profound shall not, without Mira’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed):

(i)	issue any equity or convertible debt securities, except in connection with the Knight Share Issuance, the Profound Private Placement or the issuance of Profound Common Shares pursuant to any securities exercisable to acquire common shares of Profound (including the Profound Subscription Receipts, Profound Agents’ Options, and Profound Options (including without limitation, the Profound Management Options)) outstanding as of the date hereof or in connection with any short-term convertible note bridge financing (not to exceed $5 million), from shareholders of Profound prior to the Profound Private Placement (including, for greater certainty, the Convertible Notes), which notes are convertible into securities issuable in the Profound Private Placement or into Profound Common Shares;

(ii)	make loans, advances, or any other payments, excluding salaries and bonuses at current rates or routine advances to employees of Profound for expenses incurred in the ordinary course or as contemplated pursuant to or in conjunction with the Amalgamation; and excluding the Knight Loan and the Mira Loan;

(iii)	declare or pay any dividends or distribute any properties or assets of Profound to shareholders or otherwise dispose of any of such properties or assets;

(iv)	alter or amend the articles or by-laws of Profound in any manner which may adversely affect the success of the Amalgamation, except as required to give effect to the matters contemplated herein;

(v)	except as otherwise permitted or contemplated herein, enter into any transaction or material Contract which is not in the ordinary course of business or engage in any business enterprise or activity materially different from that carried on by Profound as at the date hereof; or

(vi)	make capital expenditures, other than in the ordinary course of business.

3.4	Further Covenants of Profound

Profound covenants and agrees with Mira that it will from the date of execution hereof to and including the Effective Date:

(a)	use all commercially reasonable efforts to obtain all necessary consents, assignments or waivers from third parties and amendments or terminations to any instrument or agreement, to provide all notices required in connection with the Amalgamation and take such other measures as may be necessary to fulfil its obligations under and to carry out the transactions contemplated by this Agreement;

(b)	use all commercially reasonable efforts to complete the Profound Private Placement prior to the Effective Date;

(c)	circulate to its shareholders materials required in connection with the Profound Shareholder Approval in accordance with its constating documents and applicable laws as soon as reasonably practicable;

(d)	use its commercially reasonable efforts to have the Profound Shareholder Approval approved by the required percentage of shareholders of Profound;

(e)	advise Mira once it receives the Profound Shareholder Approval;

(f)	promptly advise Mira of any written notice of dissent or purported exercise by any Profound shareholder of dissent rights under the OBCA received by Profound in relation to the Amalgamation and any withdrawal of dissent rights received by Profound and, subject to applicable law, any written communications sent by or on behalf of Profound to any Profound shareholder exercising or purporting to exercise dissent rights in relation to the Amalgamation;

(g)	make necessary filings and applications under applicable federal, state and provincial laws and regulations required on the part of Profound in connection with the transactions contemplated herein, and take all reasonable action necessary to be in compliance with such laws and regulations;

(h)	use all commercially reasonable efforts to conduct its affairs so that Profound’s representations and warranties contained herein shall be true and correct on and as of the Effective Date as if made on the Effective Date, except to the extent that such representations and warranties require modification to give effect to the transactions contemplated herein;

(i)	immediately notify Mira of any legal or governmental actions, suits, judgments, investigations, injunction, complaint, motion, regulatory investigation, regulatory proceeding or similar proceeding by any Person, Governmental Authority or other regulatory body, whether actual or threatened, with respect to the Amalgamation or which could otherwise delay or impede the transactions contemplated hereby or result in a Material Adverse Effect;

(j)	notify Mira immediately upon becoming aware that any of the representations and warranties of Profound contained herein are no longer true and correct in any material respect;

(k)	immediately upon receipt of any Assessment relating to Profound, deliver to Mira a copy thereof together with a statement setting out, to the extent then determinable, an estimate of the obligations, if any, of Profound on the assumption that such Assessment is valid and binding;

(l)	use all commercially reasonable efforts to cause each of the conditions precedent set forth in Section 5.2 hereof to be complied with; and

(m)	subject to the satisfaction of the conditions precedent in Section 5.1 hereof thereafter together with Mira Subco file with the registrar the Articles of Amalgamation and such other documents as may be required to give effect to the Amalgamation on or before the Termination Date.

3.5	Profound Shareholder Approval

(a)	Promptly after the execution of this Agreement, Profound shall prepare and complete the Profound Shareholder Approval, together with any other documents required by the OBCA and other applicable laws in connection with the Amalgamation, and Profound shall cause the Profound Shareholder Approval to be sent to each shareholder of Profound and other Persons as required by its constating documents and applicable laws, as soon as is practicable.

(b)	Profound shall furnish to Mira all such information concerning Profound, as may be reasonably required by Mira in the preparation of the Final Filing Statement and other documents related thereto, and Profound shall ensure that no such information provided by Profound for inclusion in the Final Filing Statement shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make any information so furnished by Profound not misleading in light of the circumstances in which it is disclosed.

(c)	Profound shall indemnify and save harmless Mira and Mira Subco and their respective directors, officers, employees, agents, advisors and representatives from and against any and all respective liabilities, claims, demands, losses, costs, damages and expenses to which Mira or Mira Subco or their respective directors, officers, employees, agents, advisors or representatives may be subject or may suffer, in any way caused by, or arising, directly or indirectly, from or in consequence of:

(i)	any misrepresentation or alleged misrepresentation in any information included in the Final Filing Statement that is provided by Profound for inclusion therein; and

(ii)	any order made, or any inquiry, investigation or proceeding by any securities regulatory authority or other Governmental Authority, to the extent based on any misrepresentation or any alleged misrepresentation in any information related to Profound and provided for inclusion in the Final Filing Statement.

(d)	Profound shall promptly notify Mira if, at any time before the Closing, the Final Filing Statement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Final Filing Statement and the parties shall co-operate in the preparation of any amendment or supplement as required or as appropriate. Mira shall, subject to compliance by Profound with this Subsection 3.5(d), and, if required by the TSX Venture or applicable laws, file any amendment or supplement to the Final Filing Statement with the applicable securities regulatory authority and as otherwise required.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of Mira

Mira represents and warrants to and in favour of Profound as follows, and acknowledges that Profound is relying upon such representations and warranties in connection with the completion of the transactions contemplated herein:

(a)	Each of Mira and Mira Subco is a corporation incorporated and validly existing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and corporate authority and is duly qualified and holds all material permits, licences, registrations, qualifications, consents and authorizations necessary or required to carry on the Mira Business as now conducted and to own, lease or operate its Assets and Properties and neither Mira nor, to the knowledge of Mira, any other Person, has taken any steps or proceedings, voluntary or otherwise, requiring or authorizing Mira’s dissolution or winding up of Mira or Mira Subco, and each of Mira and Mira Subco has all requisite corporate power and corporate authority to enter into this Agreement.

(b)	The authorized capital of Mira consists of an unlimited number of Mira Common Shares, of which 30,000,000 Mira Common Shares are issued and outstanding as at the date hereof as fully paid and non-assessable shares in the capital of Mira. Mira also has the Mira Management Options and the Mira IPO Agent Options outstanding. Immediately prior to the Effective Time, Mira shall cancel 1,000,000 of the Mira Management Options (on a pre-Consolidation basis).

(c)	Other than Mira Subco, Mira has no direct or indirect subsidiaries nor any investment in any Person or any agreement, option or commitment to acquire any such investment. All of the issued and outstanding securities of Mira Subco (being one common share of Mira Subco) are held by Mira. Mira Subco is not a party to any contract and has nominal assets and no liabilities.

(d)	Mira became a “reporting issuer” (as that term is defined under applicable Securities Laws in each of the provinces of Ontario, Alberta and British Columbia) on August 13, 2014, is a reporting issuer as at the date hereof, and is not in default of the requirements of the applicable Securities Laws in such jurisdictions in any material respect as at the date hereof.

(e)	As at November 17, 2014, Mira had at least 200 shareholders each holding a Board Lot (as such term is defined in TSX Venture Policy 1.1 - Interpretation).

(f)	Mira has filed all material documents and information required to be filed by it, whether pursuant to applicable Securities Laws or otherwise, with the applicable securities commissions (the “Disclosure Documents”), except where non-compliance has not had, and would not reasonably be expected to have, a Material Adverse Effect, and Mira does not have any confidential filings with any securities authorities. As of the time the Disclosure Documents were filed with the applicable securities regulators and on SEDAR (System for Electronic Document Analysis and Retrieval) (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Disclosure Documents complied in all material respects with the requirements of the applicable Securities Laws in the jurisdictions they were filed; and (ii) none of the Disclosure Documents contained any untrue statement of a material fact regarding Mira or omitted to state a material fact regarding Mira required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(g)	Mira has been conducting the Mira Business in compliance in all material respects with all applicable laws and regulations of each jurisdiction in which it carries on the Mira Business and has not received a notice of material non-compliance, and, to the knowledge of Mira, there are no facts that would give rise to a notice of material non-compliance with any such laws and regulations.

(h)	No consent, approval, order or authorization of, or registration, declaration or filing with, any third party or Governmental Authority is required by or with respect to Mira or Mira Subco in connection with the execution and delivery of this Agreement by Mira or Mira Subco, the performance of their obligations hereunder or the consummation by Mira or Mira Subco of the transactions contemplated hereby other than: (i) the approval of the Amalgamation as Mira’s Qualifying Transaction by the TSX Venture and the listing of the Resulting Issuer Common Shares on the TSX Venture; (ii) the filing of Articles of Amendment to effect the applicable Mira Meeting Matters; (iii) the filing of the Articles of Amalgamation under the OBCA and the issuance of a certificate in respect thereof; (iv) such registrations and other actions required under applicable Securities Laws as are contemplated by this Agreement and registrations and applications required as a result of the formation of a new corporation on the Amalgamation; and (v) any filings with the registrar under the OBCA.

(i)	Each of the execution and delivery of this Agreement, the performance by each of Mira and Mira Subco of its obligations hereunder, the issue of the Resulting Issuer Common Shares and the consummation of the transactions contemplated in this Agreement, including the Amalgamation, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (whether after notice or lapse of time or both), (i) any law, statute, rule or regulation applicable to Mira or Mira Subco including applicable Securities Laws; (ii) the constating documents, by-laws or resolutions of Mira or Mira Subco, which are in effect as at the date hereof; (iii) any mortgage, note, indenture, contract, agreement, joint venture, partnership, instrument, lease or other document to which Mira or Mira Subco is a party or by which it is bound; or (iv) any judgment, decree or order binding upon Mira or Mira Subco or either’s Assets and Properties.

(j)	This Agreement has been duly authorized and executed by Mira and Mira Subco and constitutes a valid and binding obligation of Mira and Mira Subco and shall be enforceable against each of Mira and Mira Subco in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and except as limited by the application of equitable principals when equitable remedies are sought, and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by applicable law.

(k)	Other than this Agreement, neither Mira nor Mira Subco is currently party to any agreement in respect of: (i) the purchase of any material property or assets or any interest therein or the sale, transfer or other disposition of any material property or assets or any interest therein currently owned, directly or indirectly, by Mira or Mira Subco whether by asset sale, transfer of shares or otherwise; or (ii) the change of control of Mira or Mira Subco (whether by sale or transfer of shares or otherwise).

(l)	The audited financial statements of Mira from the period from the date of incorporation (July 16, 2014) to December 31, 2014 have been prepared in accordance with IFRS and present fairly, in all material respects, the financial position (including the assets and liabilities, whether absolute, contingent or otherwise as required by IFRS) of Mira as at such date and the results of its operations and its cash flows for the period then ended and contain and reflect adequate provisions for all reasonably anticipated liabilities, expenses and losses of Mira in accordance with IFRS and there has been no change in accounting policies or practices of Mira since December 31, 2014.

(m)	Mira is a taxable Canadian corporation and all Taxes due and payable or required to be collected or withheld and remitted by Mira have been paid, collected or withheld and remitted as applicable, except for where the failure to pay such Taxes would not have a Material Adverse Effect. Except to the extent that failure to do so would not have a Material Adverse Effect, all tax returns, declarations, remittances and filings required to be filed by Mira have been filed with all appropriate Governmental Authorities and all such returns, declarations, remittances and filings are complete and accurate and no material fact or facts have been omitted therefrom which would make any of them misleading. To the knowledge of Mira, no examination of any tax return of Mira is currently in progress by any Governmental Authority and there are no issues or disputes outstanding with any Governmental Authority respecting any Taxes that have been paid, or may be payable, by Mira. There are no agreements, waivers or other arrangements with any taxation authority providing for an extension of time for any assessment or reassessment of Taxes with respect to Mira.

(n)	Mira has established on its books and records reserves that are adequate for the payment of all material Taxes not yet due and payable and there are no liens for Taxes on the assets of Mira that are material, and there are no audits pending of the tax returns of Mira (whether federal, state, provincial, local or foreign) and there are no claims which have been asserted relating to any such tax returns, which audits and claims, if determined adversely, would result in the assertion by any governmental agency of any deficiency that would result in a Material Adverse Effect.

(o)	Mira’s Auditors are independent public accountants.

(p)	No holder of outstanding shares in the capital of Mira is entitled to any pre-emptive or any similar rights to subscribe for any Mira Common Shares or other securities of Mira and, other than pursuant to the Mira Management Options, Mira IPO Agent Options and this Agreement, there are no rights to acquire, or instruments convertible into or exchangeable for, any shares in the capital of Mira or Mira Subco.

(q)	No third party has any ownership right, title, interest in, claim in, lien against or any other right to the Assets and Properties purported to be owned by Mira or Mira Subco.

(r)	No legal or governmental actions, suits, judgments, investigations or proceedings are pending to which Mira or Mira Subco, or to the knowledge of Mira, the directors, officers or employees of Mira are a party or to which the Assets and Properties of Mira or Mira Subco are subject that would result in’ a Material Adverse Effect and, to the knowledge of Mira, no such proceedings have been threatened against or are pending with respect to Mira or Mira Subco, or with respect to its Assets and Properties and neither Mira nor Mira Subco is subject to any judgment, order, writ, injunction, decree or award of any Governmental Authority, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(s)	Neither Mira nor Mira Subco is in violation of its constating documents or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any Contract to which it is a party or by which it or its property may be bound.

(t)	Mira is not party to any material Contract, written or oral, other than:

(i)	this Agreement;

(ii)	a registrar and transfer agency and disbursing agent agreement dated as of August 12, 2014 between Mira and Equity Financial Trust Company;

(iii)	an agency agreement dated as of August 12, 2014 between Mira and Richardson GMP Limited in connection with the initial public offering of Mira; and

(iv)	the Mira Escrow Agreement,

(collectively, the “Mira Material Contracts”).

(u)	All Mira Material Contracts are in good standing in all material respects and in full force and effect.

(v)	Neither Mira nor, to the knowledge of Mira, any other party thereto is in material default or breach of any Mira Material Contract and there exists no condition, event or act which, with the giving of notice or lapse of time or both, would constitute a material default or breach under any Mira Material Contract which would give rise to a right of termination on the part of any other party to a Mira Material Contract.

(w)	Except for the trading halt imposed by the TSX Venture on November 5, 2014 following disclosure by Mira of the Letter Agreement, no order, ruling or determination having the effect of suspending the sale or ceasing the trading in any securities of Mira (including the Mira Common Shares) has been issued by any regulatory authority and is continuing in effect and no proceedings for that purpose have been instituted or, to the knowledge of Mira, are pending, contemplated or threatened by any regulatory authority.

(x)	Mira is not party to any agreement, nor, to the knowledge of Mira, is there any shareholders agreement or other Contract which in any manner affects the voting control of any of the securities of Mira.

(y)	There is no agreement, plan or practice of Mira relating to the payment of any management, consulting, service or other fee or any bonus, pensions, share of profits or retirement allowance, insurance, health or other employee benefit other than in the ordinary course of business or in respect of professional service fees.

(z)	Mira has no, and since incorporation has not had any, employees.

(aa)	Except for the Mira Management Options, Mira IPO Agent Options and the stock option plan of the Resulting Issuer approved by the shareholders of Mira at the Mira Meeting, Mira does not have any plan for retirement, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or otherwise contributed to, or required to be contributed to, by Mira for the benefit of any current or former director, officer, employee or consultant of Mira, each of which has been maintained in all material respects with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations.

(bb)	None of the directors or officers of Mira has any material interest, direct or indirect, in any material transaction or any proposed material transaction with Mira that materially affects, is material to or will materially affect Mira. Mira is not indebted to: (i) any director, officer or shareholder of Mira; (ii) any individual related to any of the foregoing by blood, marriage or adoption; or (iii) any corporation controlled, directly or indirectly, by any one or more of those Persons referred to in this Subsection 4.1(bb). None of those Persons referred to in this Subsection 4.1(bb) is indebted to Mira. Mira is not currently a party to any material Contract, agreement or understanding with any officer, director, employee, shareholder or any other Person not dealing at arm’s length with Mira.

(cc)	Mira has no insurance policies in place.

(dd)	The minute books and records of Mira made available to counsel for Profound in connection with the due diligence investigation of Mira for the period from the date of incorporation to the date hereof are all of the minute books of Mira and contain copies of all material proceedings (or certified copies thereof) of the shareholders, the directors and all committees of directors of Mira to the date hereof and there have been no other meetings, resolutions or proceedings of the shareholders, directors or any committees of the directors of Mira to the date hereof not reflected in such minute books.

(ee)	There is no Person acting at the request or on behalf of Mira that is entitled to any brokerage or finder’s fee or other compensation in connection with the transactions contemplated by this Agreement.

4.2	Representations and Warranties of Profound

Profound represents and warrants to and in favour of Mira and Mira Subco as follows, and acknowledges that Mira and Mira Subco are relying upon such representations and warranties in connection with the completion of the transactions contemplated herein:

(a)	Profound is a corporation incorporated and validly existing under the laws of the Province of Ontario and has all requisite corporate power and corporate authority and is duly qualified and holds all permits, licences, registrations, qualifications, consents and authorizations necessary or required to carry on the Profound Business as now conducted in each of the jurisdictions it carries on business and to own, lease or operate its Assets and Properties and neither Profound nor, to the knowledge of Profound, any other Person, has taken any steps or proceedings, voluntary or otherwise, requiring or authorizing Profound’s dissolution or winding up, and Profound has all requisite corporate power and corporate authority to enter into each of the Profound Material Agreements and to carry out its obligations hereunder and thereunder.

(b)	Profound has no direct or indirect subsidiaries nor any investment in any Person or any agreement, option or commitment to acquire any such investment.

(c)	Profound has been conducting the Profound Business in compliance in all respects with all applicable laws, rules, regulations, orders and directions of Governmental Authorities of each jurisdiction in which it carries on the Profound Business and has not received a notice of material noncompliance, and, to the knowledge of Profound, there are no facts that would give rise to a notice of material non-compliance with any such laws, rules, regulations, orders and directions.

(d)	No consent, approval, order or authorization of, or registration, declaration or filing with, any third party or Governmental Authority is required by or with respect to Profound in connection with the execution and delivery of this Agreement by Profound, the performance of its obligations hereunder or the consummation by Profound of the transactions contemplated hereby other than the approvals set out in Schedule 4.2(d).

(e)	The execution and delivery of this Agreement, the performance by Profound of its obligations hereunder, and the consummation of the transactions contemplated in this Agreement do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (whether after notice or lapse of time or both), (i) any statute, rule or regulation applicable to Profound including Securities Laws; (ii) the constating documents, by-laws or resolutions of Profound which are in effect at the date hereof; (iii) any mortgage, note, indenture, contract, agreement, joint venture, partnership, instrument, lease or other document to which Profound is a party or by which it is bound; or (iv) any judgment, decree or order binding Profound of its Assets and Properties.

(f)	This Agreement has been duly authorized and executed by Profound and constitutes a valid and binding obligation of Profound and is enforceable against Profound in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and except as limited by the application of equitable principals when equitable remedies are sought, and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by applicable law.

(g)	Other than this Agreement and as stated in this Section 4.2(g), Profound is not currently party to any agreement in respect of: (A) the purchase of any material Assets and Properties or any interest therein or the sale, transfer or other disposition of any material Assets and Properties or any interest therein currently owned, directly or indirectly, by Profound whether by asset sale, transfer of shares or otherwise; or (B) the change of control of Profound (whether by sale or transfer of shares or sale of all or substantially all of the Assets and Properties of Profound or otherwise). Profound expects to enter into the Profound Distribution Agreement at or prior to Closing.

(h)	The Profound Financial Statements have been prepared in accordance with IFRS consistently applied throughout the periods referred to therein and present fairly, in all material respects, the financial position (including the assets and liabilities, whether absolute, contingent or otherwise as required by IFRS) of Profound as at such dates and the results of its operations and its cash flows for the periods then ended and contain and reflect adequate provisions or allowance for all reasonably anticipated liabilities, expenses and losses of Profound in accordance with IFRS and there has been no change in accounting policies or practices of Profound since incorporation. Except as set out in the Profound Financial Statements, and other than the Convertible Notes, Profound does not have any outstanding indebtedness or any liabilities or obligations including any unfunded obligation under any employee plan, whether accrued, absolute, contingent or otherwise as of the date of the applicable financial statements. Profound expects to enter into the Mira Loan at or prior to the closing of the Profound Private Placement and the Knight Loan at or prior to the Closing.

(i)	All Taxes due and payable or required to be collected or withheld and remitted, by Profound have been paid, collected or withheld and remitted as applicable. All tax returns, declarations, remittances and filings required to be filed by Profound have been filed with all appropriate Governmental Authorities and all such returns, declarations, remittances and filings are complete and accurate and no material feet or facts have been omitted therefrom which would make any of them misleading. To the knowledge of Profound, no examination of any tax return of Profound is currently in progress and there are no issues or disputes outstanding with any Governmental Authority respecting any taxes that have been paid, or may be payable, by Profound. There are no agreements, waivers or other arrangements with any taxation authority providing for an extension of time for any assessment or reassessment of taxes with respect to Profound.

(j)	Profound has established on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable and there are no liens for Taxes on the Assets and Properties of Profound (other than liens for Taxes that are not yet due and payable), and there are no audits pending of the tax returns of Profound (whether federal, state, provincial, local or foreign) and there are no claims which have been asserted relating to any such tax returns, which audits and claims, if determined adversely, would result in the assertion by any governmental agency of any material deficiency.

(k)	Profound maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain accountability for assets.

(l)	Profound’s Auditors who audited the audited consolidated financial statements of Profound for the financial year ended December 31, 2014 are independent public accountants.

(m)	No Person has any agreement, option, right or privilege (whether pre-emptive, contractual or otherwise) capable of becoming an agreement for the purchase, acquisition, subscription for or issue of any of the unissued Profound Common Shares or other securities of Profound and, other than the (i) the Profound Subscription Receipts; (ii) options to purchase 1,268,312 Profound Common Shares; (iii) 2,500,000 Series A1 Preferred Shares; (iv) 10,812,500 Series A2 Preferred Shares; (v) the Convertible Notes; (vi) the Profound Management Options; and (vii) the Knight Share Issuance; and except for pre-emptive rights and rights of first refusal as provided for in the Profound Shareholders Agreement with respect to Profound, no other rights to acquire, or instruments convertible into or exchangeable for, any shares in the capital of Profound are outstanding.

(n)	No legal or governmental actions, suits, judgments, investigations or proceedings are pending to which Profound, or to the knowledge of Profound, the directors, officers or employees of Profound are a party or to which the Assets and Properties of Profound is subject and, to the knowledge of Profound, no such proceedings have been threatened against or are pending with respect to Profound, or with respect to its Assets and Properties and Profound is not subject to any judgment, order, writ, injunction, decree or award of any Governmental Authority, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(o)	Profound is not in violation of its constating documents or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any Contract to which it is a party or by which it or its Assets and Properties may be bound.

(p)	Profound owns or has the right to full use of all Assets and Properties owned or used in the Business (other than Intellectual Property, with respect to which the representations and warranties in Sections 4.2(s)-(y) apply) free and clear of any actual, pending or, to the knowledge of Profound, threatened claims, liens, charges, options, set-offs, free-carried interests, royalties, encumbrances, security interests or other interests whatsoever, including: (a) all Contracts that are material to the Profound Business; and (b) all Assets and Properties necessary to enable Profound to carry on the Profound Business as now conducted and as presently proposed to be conducted.

(q)	All Contracts to which Profound is a party are in good standing in all respects and in full force and effect, including, without limitation:

(i)	the amended and restated technology license agreement (the “Sunnybrook License Agreement”) entered into on May 16, 2011 between Profound and Sunnybrook Health Sciences Centre, pursuant to which Sunnybrook Health Sciences Centre licenses to Profound certain intellectual property on the terms and conditions set forth therein;

(ii)	the Convertible Notes;

(iii)	the lease extending and amending agreement entered into on August 30, 2012, between Profound and Yonge & Lawrence Inc., pursuant to which Profound leases the premises at 3080 Yonge Street for a term ending December 31, 2016;

(iv)	the agreement entered into on February 27, 2012, between Profound and TDC Medical, Inc. for the manufacture and supply of the disposal portion of the Product;

(v)	the loan agreement entered into on May 25, 2011, between Profound and The Health Technology Exchange, as amended by the amending agreement dated April 1, 2012, for a non-revolving term performance based loan of up to $750,000 for a project relating to the commercialization of the Product, with annual repayments commencing upon commercialization;

(vi)	the loan agreement entered into on March 31, 2014, between Profound and The Health Technology Exchange for a non-revolving performance based loan of up to $750,000 for a project relating to the commercialization of the Product, with annual repayments commencing upon commercialization; and

(vii)	the loan agreement entered into on December 16, 2011, between Profound and the Federal Economic Development Agency for a non-interest bearing loan of up to $867,000, to be repaid in 60 monthly instalments commencing April 1, 2015 and finishing on April 1, 2020.

(r)	Neither Profound nor, to the knowledge of Profound, any other party thereto is in default or breach of any Contract and, to the knowledge of Profound, there exists no condition, event or act which, with the giving of notice or lapse of time or both would constitute a default or breach under any Contract which would give rise to a right of termination on the part of any other party to a Contract.

(s)	(i) Profound owns, or has obtained valid and enforceable licenses for, or other rights to use, the Intellectual Property including the Intellectual Property described in the Final Offering Memorandum; (ii) Profound has no knowledge that Profound lacks any rights or licenses to use all Intellectual Property necessary and material for the conduct of the Profound Business; (iii) no third parties have rights to any Intellectual Property that is owned by or licensed to Profound, except as disclosed in the Final Offering Memorandum, other than rights acquired pursuant to non-exclusive licenses granted by Profound in the ordinary course of business or Intellectual Property licensed to Profound; (iv) all of the applied for or registered Intellectual Property that is owned by or licensed to Profound and necessary and material in the operation of the Profound Business is in full force and effect and, to the knowledge of Profound, Profound has not failed to take any actions with respect to such applied for or registered Intellectual Property in a manner which would result in the abandonment, opposition, re-examination, rejection, impeachment, cancellation, termination, lapsing, limitation, expungement or unenforceability of any of such applied for or registered Intellectual Property; (v) all applications, registrations, filings, renewals and payments necessary to preserve the rights in and to the applied for or registered Intellectual Property that is owned by or licensed to Profound and necessary and material to the operation of the Profound Business have been duly filed, made, prosecuted and maintained, are in good standing or substantially reinstatable and are, if owned by Profound, recorded in the name of Profound, and Profound has not received any written notice indicating that any application for registration of the Intellectual Property that is owned by Profound has been finally rejected or denied by the applicable reviewing authority, except as would not, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect; and (vi) there is no pending or threatened action, suit, proceeding or claim by any other Person challenging the validity or enforceability of any Intellectual Property, and Profound has no knowledge of any finding of unenforceability or invalidity of any issued or registered Intellectual Property that is owned by Profound or licensed to Profound pursuant to the Sunnybrook License Agreement.

(t)	(i) Profound is the sole and exclusive legal and/or beneficial owner, as applicable, of, has good and marketable title to, and owns all right, title and interest in all material Intellectual Property that is owned by Profound, free and clear of all encumbrances, liens, mortgages, hypothecations, security interests, charges or adverse interests whatsoever, options to purchase and restrictions or other adverse claims of any kind or nature, and Profound has no knowledge of any claim of adverse ownership in respect thereof; (ii) no consent of any person is necessary to make, use, reproduce, license, sell, modify, update, enhance or otherwise exploit any Intellectual Property that is owned by Profound; and (iii) other than the Intellectual Property licensed to Profound pursuant to the Sunnybrook License Agreement, none of the Intellectual Property that is owned by or licensed to Profound comprises an improvement to any Intellectual Property that would give any third Person any rights to any such Intellectual Property, including, without limitation, rights to license any such Intellectual Property; except as would not, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect.

(u)	The Company has no knowledge of any pending or threatened, action, suit, proceeding or claim by others challenging Profound’s rights in or to any Intellectual Property, and Profound has no knowledge of any facts which form a reasonable basis for any such claim; Profound has not received any written notice or claim challenging its ownership or right to use any of the Intellectual Property.

(v)	(i) To Profound’s knowledge, the conduct of the Profound Business (including, without limitation, the use or other exploitation of the Intellectual Property by Profound) has not infringed, violated, misappropriated or otherwise conflicted with any intellectual property right of any third Person; and (ii) to the knowledge of Profound, there is no pending or threatened action, suit, proceeding or claim by any other person that Profound infringes or otherwise violates (or would infringe or otherwise violate upon commercialization of Profound’s products or services under development) any intellectual property right owned by any other Person, and Profound has no knowledge of any facts which form a reasonable basis for any such claim.

(w)	To Profound’s knowledge, no person has infringed or misappropriated, or is infringing or misappropriating, any rights of Profound in or to any of the Intellectual Property.

(x)	To the extent that any of the Intellectual Property that is owned by Profound is licensed or disclosed to any other Person by Profound, Profound has entered into a valid and subsisting written agreement with any such Person which contains terms and conditions prohibiting the unauthorized use or transfer of such Intellectual Property by such Person. Other than such agreements that have expired in accordance with their respective terms, all such agreements are in full force and effect and, to the knowledge of Profound, none of Profound or, any other Person, is in material default or material breach of its obligations thereunder.

(y)	To Profound’s knowledge, all moral rights as defined under the Copyright Act (Canada) or any other applicable legislation or by operation of law in any applicable jurisdiction have been waived in writing in favour of Profound and its successors or assignees with respect to the copyrightable works that are owned by Profound, except as would not, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect.

(z)	No order, ruling or determination having the effect of suspending the sale or ceasing the trading in any securities of Profound has been issued by any regulatory authority and is continuing in effect and no proceedings for that purpose have been instituted or, to the knowledge of Profound, are pending, contemplated or threatened by any Governmental Authority.

(aa)	The authorized capital of Profound consists of: (i) an unlimited number of Profound Common Shares of which 2,166,766 Profound Common Shares are issued and outstanding as fully paid and non-assessable shares in the capital of Profound as of the date hereof; and (ii) an unlimited number of preferred shares, issuable in series, the first series of which is designated as Series A1 Preferred Shares, of which 2,500,000 Series A1 Preferred Shares are issued and outstanding as fully paid and non-assessable shares in the capital of Profound as of the date hereof, and the second series of which is designated as Series A2 Preferred Shares, of which 10,812,500 Series A2 Preferred Shares are issued and outstanding as fully paid and non-assessable shares in the capital of Profound as of the date hereof.

(bb)	at the Effective Time, there will be no securityholders’ agreements to which Profound is a party and, to the knowledge of Profound, there will not be, at the time of the Qualifying Transaction Closing, any pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the securities of Profound.

(cc)	Profound owns no real property; and with respect to each premises of Profound which is material to the Profound Business and which Profound occupies as tenant (the “Leased Premises”), Profound occupies the Leased Premises and has the exclusive right to occupy and use the Leased Premises and each of the leases pursuant to which Profound occupies the Leased Premises is in good standing and in full force and effect in all respects.

(dd)	Profound is not a party to or bound by any collective agreement and is not currently conducting negotiations with any labour union or employee association.

(ee)	Profound is in compliance with all laws respecting employment and employment practices, terms and conditions of employment, pay equity and wages and has not and is not engaged in any unfair labour practice.

(ff)	Other than (i) Profound’s Amended and Restated Stock Option Plan dated September 26, 2008, as amended and restated on March 16, 2012 and on September 12, 2012; and (ii) the Encon Group Benefits Plan as renewed on March 1, 2014, Profound does not have any agreements, plans or practices relating to the payment of any management, consulting, service or other fees or any bonuses, pensions, share of profits or retirement allowance, insurance, health or other employee benefits or any plan for retirement, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or otherwise contributed to, or required to be contributed to, by Profound for the benefit of any current or former director, officer, employee or consultant of Profound (the “Employee Plans”). The Company has made available to Mira IV the opportunity to review true and complete copies of documents, contracts and arrangements relating to the Employee Plans. The Employee Plans have been established, operated in the ordinary course and administered in all material respects in accordance with their terms and applicable laws.

(gg)	There has not been in the last two years and there is not currently any labour disruption that would reasonably be expected to have a Material Adverse Effect.

(hh)	To Profound’s knowledge, none of the directors, officers or employees of Profound or any associate or affiliate of any of the foregoing has any interest, direct or indirect, in any transaction with Profound that materially affects, is material to or would reasonably be expected to materially affect Profound.

(ii)	Other than the Convertible Notes, Profound is not indebted to: (i) any director, officer or shareholder of Profound; (ii) any individual related to any of the foregoing by blood, marriage or adoption; or (iii) any corporation controlled, directly or indirectly, by any one or more of those Persons referred to in this Section 4.2(ii). None of those Persons referred to in this Section 4.2(ii) is indebted to Profound. Profound is not currently a party to any material Contract, agreement or understanding with any officer, director, employee, shareholder or any other Person not dealing at arm’s length with Profound other than employment agreements and the Convertible Notes.

(jj)	Profound’s insurance policies are valid and enforceable and in full force and effect, are underwritten by unaffiliated and reputable insurers, are sufficient for all applicable requirements of law and provide insurance, including liability and product liability insurance, in such amounts and against such risks as is customary for corporations engaged in businesses similar to that carried on by Profound. Profound is not in default in any respect with respect to the payment of any premium or compliance with any of the provisions contained in any such insurance policy and has not failed to give any notice or present any claim within the appropriate time therefor. There are no circumstances under which Profound would be required to or, in order to maintain its coverage, should give any notice to the insurers under any such insurance policy which has not been given. Profound has not received notice from any of the insurers regarding cancellation of such insurance policy.

(kk)	Copies of the minute books and records of Profound made available to counsel for Mira IV in connection with the due diligence investigation of Profound for the period from the date of incorporation to the date hereof are all of the minute books of Profound and contain copies of all proceedings (or certified copies thereof) of the shareholders, the directors and all committees of directors of Profound to the date hereof to the extent that minutes exist and there have been no other meetings, resolutions or proceedings of the shareholders, directors or any committees of the directors of Profound to the date hereof not reflected in such minute books.

(ll)	(A) Profound and each of its Assets and Properties and the operation of the Profound Business have been and are, to the knowledge of Profound, in compliance in all respects with all Environmental Laws; (B) Profound has complied in all respects with all reporting and monitoring requirements under all Environmental Laws; (C) Profound has not ever received any notice of any non-compliance in respect of any Environmental Laws; and (D) there are no Environmental Permits necessary to conduct the Profound Business.

(mm)	Other than the Agents, there is no Person acting or purporting to act at the request or on behalf of Profound that is entitled to any brokerage or finder’s fee or other compensation in connection with the transactions contemplated hereby or by the Agency Agreement.

(nn)	Since December 31, 2014, there has not occurred any Material Adverse Change (actual, anticipated, contemplated or threatened, whether financial or otherwise) in the assets, liabilities (contingent or otherwise), properties, capital, affairs, prospects, business, operations or condition (financial or otherwise) of Profound which has not been disclosed in the Final Offering Memorandum.

(oo)	Other than the Profound Private Placement and other than as disclosed in the Final Offering Memorandum, Profound has not:

(i)	paid or declared any dividend or incurred any material capital expenditure or made any commitment therefor;

(ii)	incurred any obligation or liability, direct or indirect, contingent or otherwise, except in the ordinary course of business and which is not, and which in the aggregate are not, material; or

(iii)	entered into any material transaction other than as contemplated herein.

(pp)	Profound has conducted all transactions, negotiations, discussions and dealings in full compliance with anti-bribery and anti-corruption laws and regulations applicable in any jurisdiction in which they are located or conducting business (collectively “Applicable Anti-Corruption Laws and Regulations”). The Company has not made any offer, payment, promise to pay or authorization of payment of money or anything of value to any government official, or any other person while having reasonable grounds to believe that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to a government official, for the purpose of (i) assisting the parties in obtaining, retaining or directing business; (ii) influencing any act or decision of a government official in his or its official capacity; (iii) inducing a government official to do or omit to do any act in violation of his or its lawful duty, or to use his or its influence with a government or instrumentality thereof to affect or influence any act or decision of such government or department, agency, instrumentality or entity thereof; or (iv) securing any improper advantage.

(qq)	The operations of Profound are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the anti-money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Applicable Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any Governmental Authority involving Profound with respect to Applicable Anti-Money Laundering Laws is, to the knowledge of Profound, pending or threatened.

(rr)	All forward-looking information and statements of Profound contained in the Final Offering Memorandum and that will be contained in the Final Filing Statement and the assumptions underlying such information and statements, subject to any qualifications contained therein, are reasonable in the circumstances, or will be reasonable in the circumstances, as applicable, as at the date on which such assumptions were made.

(ss)	The statistical, industry and market related data included in the Final Offering Memorandum and that will be contained in the Final Filing Statement are derived from sources which Profound reasonably believes to be accurate, reasonable and reliable, and such data is consistent, or will be consistent, as applicable, with the sources from which it was derived.

(tt)	Profound holds all of the permits, licenses, approvals, consents, orders, markings, certificates and like authorizations necessary for it to own, lease and license its Assets and Properties and carry on the Profound Business, as now carried on as of the date of this Agreement, in each jurisdiction where such business is carried on that are material to the conduct of the Profound Business, as now carried on as of the date of this Agreement, including, but not limited to, permits, licenses, approvals, consents, orders, certificates and like authorizations from Regulatory Authorities (collectively, the “Material Permits”); all such Material Permits are valid and subsisting and in good standing and none of the same contains any term, provision, condition or limitation which has or would reasonably be expected to affect or restrict in an adverse manner the operation of the Profound Business, as now carried on as of the date of this Agreement or proposed to be carried on, as set out in the Final Offering Memorandum, and Profound is not in breach thereof or in default with respect to filings to be effected or conditions to be fulfilled in order to maintain such Material Permits in good standing.

(uu)	No Material Permits issued by a Regulatory Authority have been limited, suspended, or revoked, and nor is a Regulatory Authority considering such action.

(vv)	Profound is in compliance in all material respects with each Material Permit held by it and is not in violation of, or in default under applicable Health Care Laws.

(ww)	There is no false or misleading information or significant omission in any submission to a Regulatory Authority.

(xx)	The Product has been and is being developed, tested, investigated, manufactured, stored, distributed and marketed in compliance with applicable Health Care Laws or any other applicable legal requirement, including those regarding non-clinical testing, clinical research, establishment registration, device listing, pre-market notification, good manufacturing practices, labeling, advertising, record-keeping, adverse event reporting and reporting of corrections and removals.

(yy)	The clinical, pre-clinical and other studies and tests conducted by or on behalf of or sponsored by Profound that are described or referred to in the Final Offering Memorandum (collectively, the “Clinical Trials”) were and, if still pending, are being conducted, in all material respects, in accordance with all experimental protocols; procedures and controls; accepted professional scientific standards; accepted standards of ethical research involving humans; and applicable laws, including applicable laws administered by Regulatory Authorities. The descriptions of the result of the Clinical Trials described or referred to in the Final Offering Memorandum are accurate and complete in all respects and fairly present the published data derived from the Clinical Trials and Profound has no knowledge of other studies or tests the results of which are inconsistent with or would otherwise call into question the results described or referred to in the Final Offering Memorandum. The Company has not received any notices or written correspondence from any Regulatory Authority with respect to any Clinical Trial requesting information about or requiring the termination or suspension of such Clinical Trial.

(zz)	Profound has filed with applicable Regulatory Authorities all filings, declarations, listings, registrations, reports, updates and submissions that are required to be so filed under applicable Health Care Laws. All such filings were in compliance with applicable Health Care Laws when filed and no deficiencies have been asserted by any Regulatory Authority with respect to any such filings, declarations, listings, registrations, reports, updates or submissions.

(aaa)	Profound has not received any Form FDA-483, notice of adverse finding, FDA warning letters, notice of violation or “untitled letters,” or notice of FDA action for import detentions or refusals or any other written correspondence from the FDA or similar communications from another Regulatory Authority alleging or asserting noncompliance with any applicable Health Care Laws. Profound is not subject to any obligation arising under an administrative or regulatory action, inspection, warning letter, notice of violation letter, or other written notice, response or commitment made to or with the FDA or any other Regulatory Authority, and, to Profound’s knowledge, no such proceedings have been threatened.

(bbb)	Profound and its officers, directors, and employees and, to Profound’s knowledge, their respective representatives, contractors and agents, have been and are currently in compliance with all applicable Health Care Laws and neither Profound nor its officers, directors or employees have engaged in any act or omission that violates or would violate any Health Care Laws.

(ccc)	Profound and, to Profound’s knowledge, none of its officers, directors, and employees (i) are not and have not been a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement or other formal agreement or settlement with any Governmental Authority concerning compliance with Health Care Laws; (ii) has not made any filings in the United States pursuant to the OIG or CMS self-disclosure protocol; (iii) has not been a defendant in any action, or received a threat of any action, brought under a United States federal or state whistleblower statute, including without limitation the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.); and (iv) has not been served with or received any written search warrant, subpoena (other than those related to actions against third parties), civil investigative demand or contact letter from a Governmental Authority.

(ddd)	Profound has not received notice of any action pending or recommended by any Governmental Authority (including a Regulatory Authority) either to revoke, withdraw, suspend or limit any Material Permit, or to terminate, suspend, limit, withdraw, or forfeit the participation of Profound in any government program.

(eee)	To Profound’s knowledge, Profound is not the target or subject of any current or potential investigation relating to any Government Health Care Program-related offense.

(fff)	Profound has not (i) offered, authorized, promised, made or agreed to make gifts of money, other property, other value or similar benefits or contributions to, or entered into any fee-splitting arrangement with, any actual or potential patient, health care provider, actual or potential business partner, governmental employee, or other Person in a position to assist or hinder Profound in connection with any actual or proposed transaction, or to any political party, political party official or candidate for federal, state, provincial or local public office in violation of any applicable law or (ii) maintained any unrecorded fund or asset of Profound for any improper purpose or made any false entries on its books and records for any reason.

(ggg)	To Profound’s knowledge, no Persons who have engaged in any activity that is in violation of or have been convicted of, charged with, or investigated for, a felony or a criminal offense under any Health Care Law; or who are excluded, suspended, debarred, prohibited from providing services under, or otherwise ineligible to participate in any Government Health Care Program; or who have been threatened with exclusion, debarment or being otherwise ineligible to participate in any Government Health Care Program; or who have committed any act or have engaged in any activity that is permissive or mandatory grounds for exclusion, debarment, suspension, or other ineligibility to so participate, are either employed by, under Contract with, or agents of Profound or provide items or services on behalf of Profound.

(hhh)	Profound has not unlawfully disclosed the protected health information of any person, nor committed any other breach of applicable Health Care Laws concerning the privacy and/or security of personal health information; nor is Profound aware of any investigation by any Governmental Authority for a violation of applicable Health Care Laws concerning the privacy and/or security of personal health information.

(iii)	Profound has not notified, either voluntarily or as required by Health Care Law or other applicable law, any affected individual, any Governmental Authority or the media of any breach of protected health information. To the knowledge of Profound, Profound has not suffered any unauthorized acquisition, access, use or disclosure of any personal information that, individually or in the aggregate, materially compromises the security or privacy of such personal information.

(jjj)	Profound does not participate in, directly or through any broker, distributor or similar party, any arrangement pursuant to which customers of the Profound Business receive, directly or indirectly, a reduction in the purchase or other benefits, monetary or otherwise, other than normal and legal customary trade practices and incidental business-related entertainment.

(kkk)	Subject only to the terms of the Sunnybrook License Agreement, Profound is the sole legal and beneficial owner of, has good and marketable title to, and owns all right, title and interest in the Product. Profound intends to grant Knight the exclusive right to market, sell, distribute and commercialize the Product in Canada, and any future product of Profound to be approved in Canada;

(lll)	There is no actual or, to Profound’s knowledge, threatened enforcement actions by any Regulatory Authority against Profound.

(mmm)	Except for ordinary course inquiries by Regulatory Authorities, no Regulatory Authority is presently alleging or asserting, or, to Profound’s knowledge, threatening to allege or assert, noncompliance with any applicable legal requirement or registration in respect of the Product.

ARTICLE 5

CONDITIONS PRECEDENT AND OTHER MATTERS

5.1	Conditions to Obligations of Profound

The obligation of Profound to consummate the transactions contemplated herein is subject to the satisfaction, on or before the Closing Date, of the following conditions:

(a)	except as affected by the transactions contemplated herein, including the Mira Loan, the representations and warranties of Mira contained in Section 4.1 hereof shall be true in all material respects on the Closing Date with the same effect as though such representations and warranties had been made at and as of such time, other than in respect of representations and warranties qualified by materiality which representations and warranties shall be true and correct, and Profound shall have received a certificate to that effect, dated the Closing Date, from an officer or director of Mira acceptable to Profound, to the best of his or her knowledge, having made reasonable inquiry;

(b)	Mira and Mira Subco shall have performed, fulfilled or complied with, in all material respects, all of their obligations, covenants and agreements contained in this Agreement to be fulfilled or complied with by them at or prior to the Closing and Profound shall have received a certificate of an officer or director of Mira to such effect;

(c)	Mira shall have furnished Profound with:

(i)	a certified copy of the resolutions passed by the board of directors of Mira approving this Agreement and the consummation of the transactions contemplated herein;

(ii)	a certified copy of the special resolution of the sole shareholder of Mira Subco authorizing and approving the Amalgamation;

(iii)	a certified copy of the resolutions of shareholders of Mira approving the Mira Meeting Matters; and

(iv)	written approval of the TSX Venture of the Amalgamation as a Qualifying Transaction under the TSX Venture rules and policies and such other matters as may require TSX Venture approval in order to give effect to the transactions contemplated hereby.

(d)	receipt of all regulatory and third party approvals, authorizations and consents as are required to be obtained by Mira or Profound in connection with the Amalgamation, including the approval of the TSX Venture and any other applicable regulatory authorities and specifically including approval of the TSX Venture with respect to the Knight Share Issuance;

(e)	completion of the Consolidation;

(f)	the shareholders of Profound approving the Amalgamation and this Agreement;

(g)	the Resulting Issuer Common Shares that are issued as consideration for the Profound Common Shares shall be issued as fully paid and non-assessable Resulting Issuer Common Shares in the capital of the Resulting Issuer, free and clear of any and all encumbrances, liens, charges and demands of whatsoever nature, except those imposed pursuant to escrow restrictions of the TSX Venture and/or applicable securities laws;

(h)	no Material Adverse Change shall have occurred with respect to Mira since the date of this Agreement, other than a reduction of its cash position in order to pay its ongoing operating expenses and professional fees, such fees not to exceed $250,000 except in accordance with Section 3.1(d)(iv) or with Profound’s written consent;

(i)	there being no legal proceeding or regulatory actions or proceedings against any Person to enjoin, restrict or prohibit the Amalgamation or which could reasonably be expected to result in a Material Adverse Effect on Mira;

(j)	there being no prohibition at law against completion of Amalgamation;

(k)	Mira shall be in compliance, in all material respects, with applicable Securities Laws and the rules and policies of the TSX Venture and there shall be no cease-trade order made or threatened by a Governmental Authority in respect of the Mira Common Shares except pursuant to the CPC Policy; and

(l)	completion of the Profound Private Placement for gross proceeds of not less than $21,750,000.

The conditions described above are for the exclusive benefit of Profound and may be asserted by Profound regardless of the circumstances, or may be waived by Profound in its sole discretion, in whole or in part, at any time and from time to time prior to the Amalgamation without prejudice to any other rights which Profound may have hereunder or at law and notwithstanding the approval of this Agreement by the shareholders of Mira Subco and/or Profound.

5.2	Conditions to Obligations of Mira

The obligations of Mira and Mira Subco to consummate the transactions contemplated herein are subject to the satisfaction, on or before the Closing Date, of the following conditions:

(a)	except as affected by the transactions contemplated herein, the representations and warranties of Profound contained in Section 4.2 hereof shall be true in all material respects on the Closing Date with the same effect as though such representations and warranties had been made at and as of such time, other than in respect of representations and warranties qualified by materiality which representations and warranties shall be true and correct, and Mira shall have received a certificate to such effect, dated the Closing Date, of a senior officer of Profound to the best of his knowledge having made reasonable inquiry;

(b)	Profound shall have performed, fulfilled or complied with, in all material respects, all of its obligations, covenants and agreements contained in this Agreement to be fulfilled or complied with by it at or prior to the time of the Closing and Mira shall have received a certificate of an officer of Profound to such effect;

(c)	Profound shall have furnished Mira with:

(i)	certified copies of the directors’ resolutions passed by the board of directors of Profound approving this Agreement, as well as the consummation of the transactions contemplated therein;

(ii)	certified copies of the special resolution of the shareholders of Profound authorizing and approving the Amalgamation and this Agreement; and

(iii)	a certificate of Profound, or Profound’s registrar and transfer agent, setting forth the number of issued and outstanding Profound securities immediately prior to the Amalgamation and confirming that there are no issued and outstanding preferred shares in the capital of Profound;

(d)	receipt of all regulatory or third party approvals, authorizations and consents as are required to be obtained by Mira or Profound in connection with the Amalgamation, including the approval of the TSX Venture and any other applicable regulatory authorities;

(e)	no Material Adverse Change shall have occurred in the business, results of operations, assets, liabilities, financial condition or affairs of Profound since the date of this Agreement;

(f)	each of the Profound Principals shall have entered into a Support Agreement on or prior to the date hereof with Mira and Profound and shall not be in default of any term thereof;

(g)	the shareholders of Profound approving the Amalgamation and this Agreement;

(h)	there being no legal proceeding or regulatory actions or proceedings against any Person to enjoin, restrict or prohibit the Amalgamation or which could reasonably be expected to result in a Material Adverse Effect on Profound;

(i)	there being no prohibition at law against the completion of the transactions contemplated hereby; and

(j)	the completion of the Profound Private Placement for gross proceeds of not less than $21,750,000 million.

The conditions described above are for the exclusive benefit of Mira and Mira Subco and may be asserted by Mira and Mira Subco, acting together, regardless of the circumstances, or may be waived by Mira and Mira Subco, acting together, in their sole discretion, in whole or in part, at any time and from time to time prior to the Amalgamation without prejudice to any other rights which Mira and Mira Subco may have hereunder or at law and notwithstanding the approval of this Agreement by the shareholders of Mira Subco and/or Profound.

5.3	Merger of Conditions

The conditions set out in Sections 5.1 and 5.2 hereof shall be conclusively deemed to have been satisfied, waived or released on the filing by Profound and Mira Subco of the Articles of Amalgamation with the registrar.

5.4	Alternative Transactions – Mira

In the event that Mira receives a bona fide offer, whether written or oral (a “Mira Offer”), from a third party to acquire the assets or shares of Mira or to enter into an arrangement or agreement which would materially interfere with the Amalgamation which Mira wishes to pursue at the instruction of its board of directors or a committee thereof, including without in any way limiting the generality of the foregoing, any such arrangement or agreement resulting from an unsolicited offer or proposal from a third party (a “Mira Alternative Transaction”), then Mira shall provide forthwith a copy of the Mira Offer to Profound or, if made orally, a written summary of the Mira Offer (and in any event within one Business Day following receipt thereof) and Mira may terminate this Agreement upon written notice to Profound. Upon termination of this Agreement by Mira by written notice to Profound (the “Mira Termination”) or upon Mira entering into an agreement, including a letter of intent, whether or not binding (the “Mira Alternative Transaction Agreement”), prior to the termination of this Agreement, with respect to the Mira Alternative Transaction, Mira shall forthwith provide Profound with a copy of the Mira Alternative Transaction Agreement and shall, within ten (10) Business Days following the earlier of the Mira Termination and the entering into of the Mira Alternative Transaction Agreement (collectively and individually referred to as a “Mira Event”), as applicable, make a cash payment to Profound in the amount of: (a) $100,000 if the Mira Event occurs after the entering into of this Agreement but prior to the filing of the Final Filing Statement on SEDAR; and (b) $200,000 if the Mira Event occurs on or after the filing of the Final Filing Statement on SEDAR, which payment shall constitute full and final compensation and remedy to Profound for any breach or the non-performance of this Agreement and any and all fees and expenses associated therewith.

5.5	Alternative Transactions – Profound

In the event that Profound or any of the Profound Principals receives a bona fide offer, whether written or oral, (a “Profound Offer”), from a third party to acquire the assets or shares of Profound or to enter into an arrangement or agreement which would materially interfere with the Amalgamation which Profound wishes to pursue at the instruction of its board of directors or a committee thereof, including without in any way limiting the generality of the foregoing, any such arrangement or agreement resulting from an unsolicited offer or proposal from a third party (a “Profound Alternative Transaction”), then Profound shall provide forthwith a copy of the Profound Offer to Mira or if made orally, a written summary of the Profound Offer (and in any event within one Business Day following receipt thereof) and Profound may terminate this Agreement upon written notice to Mira. Upon termination of this Agreement by Profound by written notice to Mira (the “Profound Termination”) or upon Profound entering into an agreement, including a letter of intent, whether or not binding (the “Profound Alternative Transaction Agreement”) prior to the termination of this Agreement, with respect to the Profound Alternative Transaction, Profound shall forthwith provide Mira with a copy of the Profound Alternative Transaction Agreement and shall, within ten (10) Business Days following the earlier of the Profound Termination and the entering into of the Profound Alternative Transaction Agreement (collectively and individually referred to as a “Profound Event”), as applicable, make a cash payment to Mira in the amount of: (a) $100,000 if the Profound Event occurs after the entering into of this Agreement but prior to the filing of the Final Filing Statement on SEDAR; and (b) $200,000 if the Profound Event occurs on or after the filing of the Final Filing Statement on SEDAR, which payment shall constitute full and final compensation and remedy to Mira for any breach or the non-performance of this Agreement and any and all fees and expenses associated therewith.

ARTICLE 6

NOTICES

6.1	Notices

All notices, requests and demands hereunder, which may or are required to be given pursuant to any provision of this Agreement, shall be given or made in writing and shall be delivered by courier, facsimile or e-mail as follows:

(a)	to Mira, addressed to:

Mira IV Acquisition Corp.

Suite 300, 5 Hazelton Avenue

Toronto, ON M5R 2E1

Attn:	Jordan Kupinsky
Fax:	(416) 972-6208
Email:	jkupinsky@jjrcapital.com

with a copy to (such copy shall not constitute notice):

Fasken Martineau DuMoulin LLP

333 Bay Street

Suite 2400, Bay Adelaide Centre

Toronto, ON M5H 2T6

Attn:	Tracy Hooey
Fax:	(416)364 7813
Email:	thooey@fasken.com

(b)	to Profound, addressed to:

Profound Medical Inc.

3080 Yonge Street, Suite 4040

Toronto, ON M4N 3N1

Attn:	Steven Plymale
Fax:	(647) 847-3739
Email:	splymale@profoundmedical.com

with a copy to (such copy shall not constitute notice):

Osier Hoskin & Harcourt LLP

100 King Street West, Suite 6200

First Canadian Place

Toronto, ON M5X 1B8

Attn:	GeoffTaber
Fax:	(416) 862-6666
Email:	gtaber@osler.com

or to such other addresses and facsimile numbers or e-mail addresses as the parties may, from time to time, advise to the other parties hereto by notice in writing. All notices, requests and demands hereunder shall be deemed to have been received, if delivered personally or by prepaid courier on the date of delivery and if sent by facsimile or e-mail, on the next Business Day after the facsimile or e-mail was sent.

ARTICLE 7

AMENDMENT AND TERMINATION OF AGREEMENT

7.1	Amendment

This Agreement may, at any time and from time to time before or after the holding of the Mira Meeting or obtaining the Profound Shareholder Approval, be amended by written agreement of the parties hereto without, subject to applicable law, further notice to or authorization on the part of their respective shareholders and any such amendment may, without limitation:

(a)	change the time for performance of any of the obligations or acts of the parties hereto;

(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the parties hereto; or

(d)	waive compliance with or modify any other conditions precedent contained herein,

provided that no such amendment shall change the provisions hereof regarding the consideration to be received by securityholders of Profound without approval by such securityholders of Profound given in the same manner as required for the approval of the Amalgamation.

7.2	Rights of Termination

This Agreement may be terminated as follows:

(a)	by mutual agreement of the parties hereto in writing;

(b)	upon provision of notice in accordance with Section 5.4 or 5.5;

(c)	by Profound (i) by notice to Mira if any of the conditions contained in Section 5.1 hereof shall not be fulfilled or performed by the Termination Date or (ii) upon a breach by Mira of Subsection 3.1(a) hereof that could reasonably result in a condition set forth in Section 5.1 which condition has not been waived to be incapable of being satisfied on or before the Termination Date;

(d)	by Mira (i) by notice to Profound if any of the conditions contained in Section 5.2 hereof shall not be fulfilled or performed by the Termination Date or (ii) upon a breach by Profound of Subsection 3.3(a) hereof that could reasonably result in a condition set forth in Section 5.2 which condition has not been waived to be incapable of being satisfied on or before the Termination Date;

(e)	by any party if the Amalgamation is not completed by the Termination Date; or

(f)	by any party if any applicable regulatory or Governmental Authority has notified any of Mira, Mira Subco or Profound that it will not permit the Amalgamation to proceed, in whole or in part.

If this Agreement is terminated as aforesaid, the party terminating this Agreement shall be released from all obligations under this Agreement other than the obligations that by their terms survive the termination of this Agreement (including the obligation to make payments under Section 5.4 and 5.5, the obligations with respect to confidentiality under Section 8.6 and the obligations with respect to expenses under Section 8.7), all rights of specific performance against such party shall terminate and, unless such party can show that the condition or conditions the non-performance of which has caused such party to terminate this Agreement were reasonably capable of being performed by the other party, then the other party shall also be released from all obligations hereunder, except any liability expressly contemplated hereby; and further provided that any of such conditions may be waived in full or in part by either of the parties without prejudice to its rights of termination in the event of the non-fulfilment or non-performance of any other condition.

7.3	Notice of Unfulfilled Conditions

If either of Profound or Mira shall determine at any time prior to the Effective Date that it intends to refuse to consummate the Amalgamation or any of the other transactions contemplated hereby because of any unfulfilled or unperformed condition contained in this Agreement on the part of the other of them to be fulfilled or performed, Profound or Mira, as the case may be, shall so notify the other of them forthwith upon making such determination in order that such other of them shall have the right and opportunity to take such steps, at its own expense, as may be necessary for the purpose of fulfilling or performing such condition within a reasonable period of time, but in no event later than the Termination Date.

ARTICLE 8

GENERAL

8.1	Entire Agreement

The terms and provisions herein contained constitute the entire agreement between the parties with respect to the subject matter herein and shall supersede all previous oral or written communications, representations, undertakings and agreements with respect to such subject matter, including the Letter Agreement.

8.2	Binding Effect

This Agreement shall be binding upon and enure to the benefit of the parties hereto.

8.3	Waiver and Modification

Mira and Profound may waive or consent to the modification of, in whole or in part, any inaccuracy of any representation or warranty made to them hereunder or in any document to be delivered pursuant hereto and may waive or consent to the modification of any of the covenants or agreements herein contained for their respective benefit or waive or consent to the modification of any of the obligations of the other parties hereto. No waiver, or consent to the modification of any inaccuracy of any provision of this Agreement constitutes a waiver of or consent to any proceeding, continuing or succeeding inaccuracy of such provision or of any other provision of this Agreement. Any waiver or consent to the modification of any of the provisions of this Agreement, to be effective, must be in writing executed by the party granting such waiver or consent.

8.4	No Personal Liability

(a)	No director, officer, employee or agent of either Profound shall have any personal liability whatsoever to Mira under this Agreement, or under any other document delivered in connection with the Amalgamation on behalf of Profound.

(b)	No director, officer, employee or agent of either Mira or Mira Subco shall have any personal liability whatsoever to Profound under this Agreement, or under any other document delivered in connection with the Amalgamation on behalf of Mira.

8.5	Assignment

No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto.

8.6	Confidentiality

(a)	No disclosure or announcement, public or otherwise, in respect of this Agreement or the transactions contemplated hereby will be made by Mira, Mira Subco, Profound or their representatives without the prior agreement of the other parties hereto as to timing, content and method, provided that the obligations herein will not prevent a party from making, after consultation with the other parties, such disclosure as its counsel advises is required by applicable law or the rules and policies of the TSX Venture.

(b)	Except as and only to the extent required, by applicable law, a Receiving Party will not disclose or use, and it will cause its representatives not to disclose or use, any Confidential Information furnished, or to be furnished, by a Disclosing Party or its representatives to the Receiving Party or its representatives at any time or in any manner other than for purposes of evaluating the transactions proposed in this Agreement.

(c)	If this Agreement is terminated pursuant to Article 7, each Receiving Party will promptly return to the Disclosing Party or destroy any Confidential Information and any work product produced from such Confidential Information in its possession or in the possession of any of its representatives.

8.7	Costs

Each of the parties hereto shall be responsible for their own costs and charges incurred with respect to the transactions contemplated herein, including all costs and charges incurred prior to the date of this Agreement and all legal and accounting fees and disbursements relating to preparing the documents relating to the transactions contemplated herein or otherwise relating to the transactions contemplated herein. For the purposes of clarity, Profound shall be responsible for paying the costs and fees payable to the TSX Venture regarding their review of the personal information forms to be submitted by the proposed executive officers, directors and promoters and insiders of the Resulting Issuer following completion of the Amalgamation and all listing fees payable in connection with any securities issued pursuant to the Amalgamation and/or any application fees payable to the TSX Venture in connection with the transactions contemplated herein. The legal fees of Mira shall also be the responsibility of the Resulting Issuer following completion of the Amalgamation.

8.8	Time of Essence

Time shall be of the essence of this Agreement.

8.9	Survival

The representations and warranties of each of Profound, Mira and Mira Subco contained herein shall survive the execution and delivery of this Agreement and shall terminate on the earlier of the termination of this Agreement in accordance with its terms and the Effective Date.

8.10	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, without giving effect to the principles of conflicts of laws thereof, and the parties hereto irrevocably attorn to the non-exclusive jurisdiction of the courts of the Province of Ontario in respect of any matter arising hereunder or in connection herewith.

8.11	Severability

In the event that any provisions contained in this Agreement shall be declared invalid, illegal or unenforceable by a court or other lawful authority of competent jurisdiction, this Agreement shall continue in force with respect to the enforceable provisions and all rights and remedies accrued under the enforceable provisions shall survive any such declaration, and any non-enforceable provision shall, to the extent permitted by law, be replaced by a provision which, being valid, comes closest to the intention underlying the invalid, illegal and unenforceable provision.

8.12	Further Assurances

Each party hereto shall, from time to time, and at all times hereafter, at the request of the other parties hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

8.13	Counterparts and Electronic Copies

This Agreement may be executed in separate counterparts, and all such counterparts when taken together shall constitute one (1) agreement. The parties shall be entitled to rely on delivery of a facsimile, email in pdf or other electronic copy of the executed Agreement and such copy shall be legally effective to create a valid and binding Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

MIRA IV ACQUISITION CORP.	PROFOUND MEDICAL INC.

Per:	/s/ Jordan Kupinsky	Per:	/s/ Steven Plymale
	Name: Jordan Kupinsky		Name: Steven Plymale
	Title: Director		Title: Chief Executive Officer

MIRA IV SUBCO INC.

Per:	/s/ Elena Masters
Name: Elena Masters
Title: Director

[Signature Page - Amalgamation Agreement]

SCHEDULE 4.2(d)

1.	Written consent of the landlord prior to effecting a transfer that results in a change in the effective voting control of the tenant (Sections. 13.1 and 13.21), under a lease agreement between 3080 Yonge Street Inc. and Profound Medical Inc. dated September 27, 2011, as may be amended from time to time.

2.	Written consent of the Minister before effecting change of control (Section 8.2(b)), under Investing in Business Innovation Contribution Agreement between Her Majesty the Queen in Right of Canada and Profound Medical Inc. dated December 16, 2011 as amended February 29, 2012.

3.	Written consent of the lender before change of control (Section 8.1(d)), under the Performance-Based Loan Agreement between The Health Technology Exchange and Profound Medical Inc. dated March 31, 2014.

4.	Written consent of the lender before change of control (Section 8.1(d)), under the Performance-Based Loan Agreement between The Health Technology Exchange and Profound Medical Inc. dated May 25, 2011.